UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

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A Letter from the CEO Juan R. Luciano CHAIRMAN AND CEO "Our innovation, partnerships and investments position us for long-term leadership in vast and fast-growing growth segments. Juan Luciano Dear Stockholders, 2021 was a watershed year for ADM. We delivered the highest earnings in our almost 120-year history, with excellent performance across the company. And we advanced into the next phase of our strategic plan, paving the way for continued growth in the years to come. Our accomplishments from the year - many of which you can see following this note - range from outstanding financial results to strategic growth investments to new, innovative ways in which we're leading in sustainability and decarbonization. And each one of those accomplishments can be tied to the continued, successful implementation of our strategy. Over the last decade, we've built a better ADM and repositioned our portfolio to align with the enduring global trends of food security, health and well-being, and sustainability. Today, thanks to that transformation, we're delivering stronger returns, higher margins, less earnings volatility - and we've done all of this while maintaining our strong balance sheet and continuing to distribute value to shareholders. Now we're moving to the next evolution of our strategy, focusing on Productivity, including our continued initiatives to build a better company, and Innovation, which encompasses our plans for growth and margin expansion. This work represents the foundation of the next horizon of our strategic plan and our optimistic view of our near-term future. We believe that the benefits from Productivity and Innovation should more than offset market forces such as inflation, allowing ADM to target our next earnings milestone of $6.00 to $7.00 per share by 2025. Even more importantly, we see significant upside potential as we look ahead. Our innovation, partnerships and investments position us for long-term leadership in vast and fast-growing segments that could push us to the higher side of our earnings target milestone, and which will continue to power growth beyond 2025. As this letter is being written, the images and effects of the conflict in Ukraine are reverberating around the world. We condemn this unprovoked attack, which threatens the people and sovereignty of Ukraine, as well as the global food supply chain. Were excited and confident in our plan and our future, and were committed to continuing to share our success with our shareholders. ADM has a record of more than 40 years of annual dividend growth, and we were pleased to have increased our quarterly dividend by 8% this year.

"We're executing our plan for a better future. There has never been a more exciting time for ADM." Juan Luciano We're excited and confident in our plan and our future, and we're committed to continuing to share our success with our shareholders. ADM has a record of more than 40 years of annual dividend growth, and we were pleased to have increased our quarterly dividend by 8% this year. Our highest priority remains the safety and health of our 40,000 colleagues around the globe. A year ago, we hoped the worst of the COVID-19 pandemic was behind us, but that wasn't the case. I'm proud of our team for continuing to serve customers while managing through the pandemic. We continued to operate with no major COVID-related interruptions, and in doing so, played our important role in protecting the global food system. We also saw significant improvements in our on-the-job safety metrics in 2021. Of course, when it comes to safety, the only thing to do after a good year is focus on an even better year, which is exactly what we are doing in 2022. All of these accomplishments are driven by our culture and our purpose. ADM has foundational culture of execution and innovation. We do what we say we will do, with a focus on constantly improving. And we're committed to living our purpose: unlocking the power of nature to enrich the quality of life. That's why, for us, it's important both that we delivered record financial results in 2021, and that we delivered 432 million meals to people in need. We're proud when we're recognized for exciting new products like our BPL1 probiotic strain, and when we achieved a perfect 100 score on the Human Rights Campaign Foundation's 2022 Corporate Equality Index. We're excited about scaling up our investments to meet customer needs around the globe, and scaling up our plans to reduce Scope 3 emissions and eliminate deforestation from our supply chain. I'm proud of what we've accomplished, and grateful for our teams around the globe. We delivered a remarkable 2021. And now, from advancing gender parity in our leadership ranks, to reducing the environmental impact of our operations, to finding new and innovative ways to feed the world, we're executing our plan for a better future. There has never been a more exciting time for ADM. Sincerely yours, Juan Luciano Chairman, CEO and President 432 million meals delivered to people in need Our primary focus is protecting and supporting our 630 Ukrainian colleagues, who are being subjected to increasingly indiscriminate attacks on civilian areas. Our efforts started even before the conflict began and are continuing on numerous fronts. Were also assisting the people of Ukraine more widely, committing millions in monetary and other support, and using our logistical networks and expertise to help support farmers and distribute emergency food rations. In addition, we have made the decision to scale down ADM operations in Russia that are not related to the production and transport of essential food commodities and ingredients. We remain committed to doing what is right, including preventing further suffering by continuing to play our critical role in ensuring all people have access to the fundamental nutrition they need. Looking back, despite the emergence of the Delta and Omicron COVID-19 variants in 2021, we continued to operate with no major COVID-related interruptions, serving our customers and

Transformation Delivered: 2021 in Review Financial Highlights Record Adjusted Earnings Per Share $5.19 Up 45% year over year Strength Across the Enterprise Record Adjusted Segment Operating Profit $4.8B Up 38% year over year Adjusted ROIC 10% Adjusted EBITDA $4.9B Ag Services & Oilseeds Operating Profit ~$2.8B Carbohdyrate Solutions Operating Profit ~$1.3B Nutrition Operating Profit ~$700M Strategic Transformation $100M in new annualized Biosolutions revenue Spiritwood/Marathon JV and offtake agreement Sustainable Aviation Fuel initiative PetDine investment Sojaprotein acquisition Deerland acquisition FISA acquisition Switzerland animal nutrition lab Pinghu flavor facility Singapore plant-based lab Partnering for Innovation Farmers Business Network Future Meat Technologies LG Chem Temasek Acies Bio Vland Leading the Industry Fortune Most Admired Fortune Change the World Ethisphere World's Most Ethical Company Business Intelligence Group Innovation Award 3BL 100 Best Corporate Citizens NutraIngredients, Editor's Award for Functional Food Innovation NutraIngredients, Ingredient of the Year Living our Purpose Corn footprint decarbonization initiative Carbon neutral milling Zero-deforestation goal Scope 3 emissions goal Genesis Consortium NET Power collaboration 650,000 farmers in sustainable agricultural programs * The Financial Highlights above refer to non-GAAP, or "adjusted," financial measures that exclude certain items from the comparable GAAP measure. For a reconciliation of these non-GAAP items to GAAP, please refer to Annex A to our proxy statement and beginning on page 34 of our 2021 Annual Report on Form 10-K.

ARCHER-DANIELS-MIDLAND COMPANY

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the Iridium Room on the first floor of ADM’s Global Headquarters located at 77 W. Wacker Drive, Chicago, Illinois 60601, on Thursday, May 5, 2022, commencing at 8:30 A.M. Central Daylight Time. At the annual meeting, you will be asked to consider and vote on the following matters:

(1)	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of our company for the fiscal year ending December 31, 2022;

(3)	To consider an advisory vote on the compensation of our named executive officers;

(4)	To consider and act upon the stockholder proposal to remove the one-year holding period requirement to call a special stockholder meeting;

(5)	To consider and act upon the stockholder proposal regarding issuance of a report on pesticide use in supply chains; and

(6)	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. C. FINDLAY, SECRETARY

March 22, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2022: THE 2022 PROXY STATEMENT AND 2021 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT

www.proxyvote.com

Forward-Looking Statements

This proxy statement contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A, “Risk Factors” included in our Annual Report on Form 10-K, as may be updated in our subsequent Quarterly Reports on Form 10-Q. To the extent permitted under applicable law, Archer-Daniels-Midland Company assumes no obligation to update any forward-looking statements as a result of new information or future events.

ADM Proxy Statement 2022	i

ii	ADM Proxy Statement 2022

PROXY SUMMARY

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement in its entirety as well as our 2021 Annual Report on Form 10-K. As used in this proxy statement, “ADM” or the “Company” refers to Archer-Daniels-Midland Company. The information contained on adm.com or any other website referred to in this proxy statement is provided for reference only and is not incorporated by reference into this proxy statement.

General Information

Meeting: Annual Meeting of Stockholders

Date: Thursday, May 5, 2022

Time: 8:30 A.M. Central Daylight Time

Location: The Iridium Room on the first floor of ADM’s Global Headquarters located at 77 W. Wacker Drive, Chicago, Illinois 60601

Record Date: March 14, 2022

Stock Symbol: ADM

Exchange: NYSE

Common Stock Outstanding: 562,477,478 as of March 14, 2022

Registrar & Transfer Agent: Hickory Point Bank and Trust, fsb

State of Incorporation: Delaware

Corporate Headquarters and Principal Executive Office:

77 West Wacker Drive, Suite 4600,

Chicago, Illinois 60601

Corporate Website: www.adm.com

Executive Compensation

CEO: Juan R. Luciano

CEO 2021 Total Direct Compensation:

• Salary: $1,400,004

• Non-Equity Incentive Plan Compensation: $5,320,000

• Long-Term Incentives: $15,939,571

CEO Employment Agreement: No

Change in Control Agreement: No

Stock Ownership Guidelines: Yes

Anti-Hedging Policy: Yes

Items to Be Voted On

• Election of Directors for a One-Year Term

• Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)

• Advisory Vote on Executive Compensation

• Stockholder Proposals

Corporate Governance

Director Nominees: 11

• Michael S. Burke (Independent)

• Theodore Colbert (Independent)

• Terrell K. Crews (Independent)

• Donald E. Felsinger (Independent)

• Suzan F. Harrison (Independent)

• Juan R. Luciano

• Patrick J. Moore (Independent)

• Francisco J. Sanchez (Independent)

• Debra A. Sandler (Independent)

• Lei Z. Schlitz (Independent)

• Kelvin R. Westbrook (Independent)

Director Term: One year

Director Election Standard: Majority voting standard for uncontested elections

Board Meetings in 2021: 8

Board Committee Meetings in 2021:

• Audit – 9

• Compensation and Succession – 4

• Nominating and Corporate Governance – 4

• Sustainability and Corporate Responsibility – 4

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

ADM Proxy Statement 2022	1

Proxy Summary

Governance Highlights

Governance Highlights

The Board of Directors views itself as the long-term stewards of ADM. The Board is committed to enhancing the success and value of our company for its stockholders, as well as for other stakeholders such as employees, business partners, and communities. The Board recognizes the importance of good corporate governance and understands that transparent disclosure of its governance practices helps stockholders assess the quality of our company and its management and the value of their investment decisions.

ADM’s corporate governance practices are intended to ensure independence, transparency, management accountability, effective decision making, and appropriate monitoring of compliance and performance. We believe that these strong corporate governance practices, together with our enduring corporate values and ethics, are critical to providing lasting value to the stockholders of our company.

We use majority voting for uncontested director elections.

10 of 11 of our director nominees are independent and only independent directors serve on the Audit, Compensation and
Succession, Nominating and Corporate Governance, and Sustainability and Corporate Responsibility Committees.

We have an independent Lead Director, selected by the independent directors. The Lead Director provides the Board with independent leadership, facilitates the Board’s independence from management, and has broad powers as described on page 12.

Our independent directors meet in executive session at each regular in-person board meeting.
We have policies prohibiting directors and officers from trading in derivative securities of our company and from pledging any company stock.	Significant stock ownership requirements are in place for directors and executive officers.

The Board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to the Board.

Individuals cannot stand for election as a director once they reach age 75, and our Corporate Governance Guidelines set limits on the number of public company boards on which a director can serve.
Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.

Our bylaws include a proxy access provision under which a stockholder or group of up to 20 stockholders that has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

Our Sustainability and Corporate Responsibility Committee provides Board-level oversight of environmental, social, and governance (ESG) matters.	We are named as one of the “World’s Most Ethical Companies” by Ethisphere.

2	ADM Proxy Statement 2022

Proxy Summary

Voting Matters and Board Recommendations

Voting Matters and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

Proposal No. 1 — Election of Directors	FOR	7

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	69

Proposal No. 3 — Advisory Vote on Executive Compensation	FOR	70

Proposal No. 4 — Stockholder Proposal to Remove the One-Year Holding Period Requirement to Call a Special Stockholder Meeting	AGAINST	71

Proposal No. 5 — Stockholder Proposal Regarding Issuance of a Report on Pesticide Use in Supply Chains	AGAINST	74

Director Nominee Qualifications and Experience

The following chart provides summary information about each of our director nominees’ qualifications and experiences. More detailed information is provided in each director nominee’s biography beginning on page 8.

	Current or Prior CEO	International	Risk Management	M&A	Government/ Public Policy	Agriculture, Food, or Retail Consumer Business	Corporate Governance	Sustainability/ Environmental	Operations, Supply Chain, or Logistics

M. S. Burke	🌑	🌑	🌑	🌑			🌑	🌑	🌑

T. Colbert		🌑							🌑

T. K. Crews		🌑	🌑	🌑		🌑	🌑	🌑

D. E. Felsinger	🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑

S. F. Harrison		🌑		🌑		🌑		🌑	🌑

J. R. Luciano	🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑

P. J. Moore	🌑	🌑	🌑	🌑	🌑		🌑	🌑	🌑

F. J. Sanchez		🌑			🌑			🌑

D. A. Sandler		🌑		🌑		🌑		🌑

L. Z. Schlitz		🌑		🌑				🌑	🌑

K. R. Westbrook	🌑			🌑	🌑	🌑	🌑	🌑

ADM Proxy Statement 2022	3

Proxy Summary

Director Nominee Diversity, Age, Tenure, and Independence

Director Nominee Diversity, Age, Tenure, and Independence

The following charts provide information about our director nominees’ personal characteristics, including race/ethnicity, gender, and age, as well as tenure and independence, to illustrate the diversity of perspectives of our director nominees. More detailed information is provided in each director nominee’s biography beginning on page 8.

	Tenure/Age/Gender			Race/Ethnicity
	Years on Board	Age	Gender	Hispanic/ Latinx	Asian	Black or African American	White

M. S. Burke	3	58	M				🌑

T. Colbert	0	48	M			🌑

T. K. Crews	10	66	M				🌑

D. E. Felsinger	12	74	M				🌑

S. F. Harrison	4	64	F				🌑

J. R. Luciano	7	60	M	🌑

P. J. Moore	18	67	M				🌑

F. J. Sanchez	7	62	M	🌑

D. A. Sandler	5	62	F	🌑		🌑

L. Z. Schlitz	2	55	F		🌑

K. R. Westbrook	18	66	M			🌑

4	ADM Proxy Statement 2022

General Information About the Annual Meeting and Voting

Proxy Statement

GENERAL MATTERS

The Board of Directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in these materials. We will be using the “notice and access” method of providing proxy materials to stockholders via the internet. We will mail to our stockholders (other than those described below) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the 2021 Annual Report on Form 10-K and how to vote electronically via the internet. This notice will also contain instructions on how to request a paper copy of the proxy materials. Stockholders holding shares through the ADM 401(k) and Employee Stock Ownership Plan for Salaried Employees (the “401(k) and ESOP”) and those stockholders who previously have opted out of participation in notice and access procedures will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. We are first providing our stockholders with notice and access to, or first mailing or emailing, this proxy statement and a proxy form around March 22, 2022.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson LLC to help us solicit proxies. We will pay Georgeson LLC a base shareholder meeting services fee of approximately $15,000 plus reasonable project management fees and expenses for its services. Our employees or employees of Georgeson LLC may also solicit proxies in person or by telephone, mail, or the internet at a cost which we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable fees and expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent, and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stockholders of record at the close of business on March 14, 2022, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 14, 2022, we had 562,477,478 outstanding shares of common stock, each share being entitled to one vote on each of the director nominees and on each of the other matters to be voted on at the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record that received a paper copy of the proxy materials and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are either a stockholder whose shares are held by a broker, bank, or other nominee or a stockholder of record that did not receive a paper copy of the proxy materials, please request an admission ticket by writing to our office at ADM, Investor Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. If you are not a stockholder of record, you can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets that we send will be determined by the manner in which shares are registered. If your request is received by April 20, 2022, an admission ticket will be mailed to you. Entities such as corporations or limited liability companies that are stockholders may send one representative to the annual meeting, and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located in the lobby of 77 W. Wacker Dr., Chicago, Illinois 60601, beginning at 7:30 A.M. on the day of the meeting. Stockholders who do not pre-register will be admitted to the meeting only upon verification of stock ownership. Taking into account applicable governmental rules and guidance related to public health conditions, including the coronavirus (COVID-19) pandemic, we may implement certain measures related to the annual meeting to protect the health and well-being of our employees, stockholders, other attendees, and the public at large. This may include requiring attendees to wear face masks or implementing social distancing or limiting the number of attendees.

The use of cameras, video or audio recorders, or other recording devices at the meeting is prohibited. The display of posters, signs, banners, or any other type of signage by any stockholder at the meeting is also prohibited. Firearms are also prohibited in 77 W. Wacker Dr., Chicago, Illinois 60601.

ADM Proxy Statement 2022	5

General Information About the Annual Meeting and Voting

Proxy Statement

Any request to deviate from the admittance guidelines described above must be in writing, addressed to our office at ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, and received by us by April 20, 2022. We will also have personnel in the lobby of 77 W. Wacker Dr., Chicago, Illinois 60601 beginning at 7:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the annual meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or by proxy, at the meeting and entitled to vote on that matter. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (SEC), we believe that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	59,271,969(1)	10.54

Capital World Investors 333 South Hope Street, 55th Floor, Los Angeles, CA 90071	40,417,605(2)	7.19

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	39,163,535(3)	6.96

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza, Bloomington, IL 61710	34,031,632(4)	6.05

State Street Corporation One Lincoln Street, Boston, MA 02111	30,871,839(5)	5.49

(1) Based on a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group has sole dispositive power with respect to 57,025,447 shares, shared voting power with respect to 867,105 shares, and shared dispositive power with respect to 2,246,522 shares.

(2) Based on a Schedule 13G filed with the SEC on February 11, 2022, Capital World Investors has sole voting and sole dispositive power with respect to 40,417,605 shares.

(3) Based on a Schedule 13G/A filed with the SEC on February 1, 2022, BlackRock, Inc. has sole voting power with respect to 33,837,307 shares and sole dispositive power with respect to 39,163,535 shares.

(4) Based on a Schedule 13G/A filed with the SEC on February 2, 2022, State Farm Mutual Automobile Insurance Company and related entities have sole voting and dispositive power with respect to 33,884,596 shares and shared voting and dispositive power with respect to 147,036 shares.

(5) Based on a Schedule 13G filed with the SEC on February 10, 2022, State Street Corporation has shared voting power with respect to 28,186,272 shares and shared dispositive power with respect to 30,871,560 shares.

6	ADM Proxy Statement 2022

Proposal No. 1

Proposal No. 1 — Election of Directors for a One-Year Term

The Board of Directors currently consists of twelve members. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the current directors for re-election at the annual meeting, except for Mr. Dufour, who has determined not to stand for re-election. The Board of Directors has determined not to fill the vacancy that will occur as a result of Mr. Dufour’s departure and has, accordingly, resolved that, effective at the annual meeting, the number of directors of the Company will be reduced to eleven. Proxies cannot be voted for a greater number of persons than eleven, which is the number of nominees. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named as proxies may vote for a substitute who will be designated by the Board of Directors. Alternatively, the Board of Directors could reduce the size of the board. The Board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the Board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders.

This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date that the election results are certified. The Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.”

The information below describes the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly owned companies, directorships of other publicly owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 14, 2022, directly or indirectly. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

The Board of Directors recommends a vote FOR the election of the eleven nominees named below as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2022	7

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

DIRECTOR NOMINEES

Michael S. Burke

Age: 58 Director since: 2018 Common stock owned: 14,633(1) Percent of class: * Former Principal Occupation or Position: Chairman and Chief Executive Officer of AECOM (a global infrastructure firm) from March 2015 – August 2020; Chief Executive Officer of AECOM from March 2014 to March 2015; President of AECOM from 2011 to March 2014.

Directorships of Other Publicly-Owned Companies: Chairman of AECOM within the past five years.

Qualifications and Career Highlights: In August 2020, Mr. Burke retired as the Chief Executive Officer and Chairman of the Board of AECOM, an infrastructure firm that designs, builds, finances, and operates infrastructure assets in more than 150 countries. Mr. Burke first joined AECOM in October 2005 and, prior to serving as its Chief Executive Officer and Chairman, held several leadership positions with the company, including Senior Vice President, Corporate Strategy, Chief Corporate Officer, and Chief Financial Officer. Prior to joining AECOM, Mr. Burke was with the accounting firm KPMG LLP, serving in various leadership positions. Mr. Burke brings to the Board of Directors his deep expertise in accounting and finance, his experience as a CEO, and his involvement in projects throughout the world. Mr. Burke also brings significant ESG experience, including having built one of the largest environmental engineering firms in the world (a subsidiary of AECOM) focused on sustainability and currently serving as a member of the board of directors of CarbonCure and Nexii Building Solutions, companies focused on reducing the harmful emissions from the utilization of cement in the construction process.

Terrell K. Crews

Age: 66 Director since: 2011 Common stock owned: 45,305(2) Percent of class: * Former Principal Occupation or Position: Executive Vice President, Chief Financial Officer

and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company) from 2007 –2009.

Directorships of Other Publicly-Owned Companies: Director of WestRock Company and Hormel Foods Corporation.

Qualifications and Career Highlights: Mr. Crews retired from Monsanto Company in 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to the Board of Directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business, and international operations.

Theodore Colbert

Age: 48 Director since: 2021 Common stock owned: 3,317(3) Percent of class: * Principal Occupation or Position: Executive Vice President of The Boeing Company and President

and Chief Executive Officer of Boeing Global Services since October 2019; Chief Information Officer and Senior Vice President of Information Technology & Data Analytics of The Boeing Company from April 2016 – October 2019 and Chief Information Officer and Vice President of Information Technology Infrastructure of The Boeing Company from November 2013 – April 2016.

Qualifications and Career Highlights: Prior to being named President and Chief Executive Officer of Boeing Global Services in October 2019, Mr. Colbert served a variety of roles at The Boeing Company since 2009, including Chief Information Officer and Senior Vice President of Information Technology & Data Analytics from April 2016 – October 2019 and Chief Information Officer and Vice President of Information Technology Infrastructure from November 2013 – April 2016. Mr. Colbert also served as Senior Vice President of Enterprise Architecture at Citigroup from 2007 – 2009. Mr. Colbert brings extensive expertise in corporate leadership to the Board of Directors, as well as significant knowledge of information technology, information security, cybersecurity, and data and analytics.

Donald E. Felsinger

Age: 74 Director since: 2009 Common stock owned: 143,453(4) Percent of class:* Former Principal Occupation or Position: Executive Chairman of Sempra Energy (an energy services company) from 2011 – December 2012.

Directorships of Other Publicly-Owned Companies: Lead Director of Northrop Grumman Corporation. Director of Gannett Co., Inc. within the past five years.

Qualifications and Career Highlights: Mr. Felsinger brings extensive experience as a board member, chair, and CEO with Fortune 500 companies. Mr. Felsinger retired as Executive Chairman of Sempra Energy in December 2012. His leadership roles at Sempra Energy and other companies have allowed him to provide the Board of Directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business, and public affairs.

8	ADM Proxy Statement 2022

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

Suzan F. Harrison

Age: 64 Director since: 2017 Common stock owned: 19,047(1) Percent of class: * Former Principal Occupation or Position: President of Global Oral Care at Colgate-Palmolive Company (a global household and consumer products company) from 2011 – 2019; President of Hill’s Pet Nutrition Inc. North America from 2009 – 2011; Vice President, Marketing for Colgate U.S. from 2006 – 2009.

Directorships of Other Publicly-Owned Companies: Director of WestRock Company.

Qualifications and Career Highlights: Ms. Harrison retired in 2019 as the President of Global Oral Care at Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution, and provision of household, health care, and personal products. She was previously President of Hill’s Pet Nutrition Inc. North America, a position she held from 2009 to 2011. Additionally, she served as Vice President, Marketing for Colgate U.S. from 2006 to 2009, and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America, and Europe from 2005 to 2006. Previously, Ms. Harrison held a number of leadership roles at Colgate commencing in 1983. Ms. Harrison’s qualifications to serve as a director of our company include her extensive leadership, management, operations, marketing, and international experience, along with her ESG experience in overseeing environmentally appropriate packaging and formulas for consumer products.

Patrick J. Moore

Age: 67 Director since: 2003 Common stock owned: 75,691(1) Percent of class: * Principal Occupation or Position: President and Chief Executive Officer of PJM Advisors, LLC (an

investment and advisory firm) since 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from 2010 –2011(6).

Directorships of Other Publicly-Owned Companies: Chairman of Energizer Holdings, Inc.

Qualifications and Career Highlights: Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking, and administrative positions. Mr. Moore brings to the Board of Directors his substantial experience in leadership, banking and finance, strategy development, and operations management. Mr. Moore also brings extensive experience in environmental and sustainable practices from his time at Smurfit-Stone and his service on the board of the Sustainable Forestry Initiative, with particular focus on recycling, carbon sequestration, reduction of energy and water usage, and sustainable forestry.

Juan R. Luciano

Age: 60 Director since: 2014 Common stock owned: 2,921,820(5) Percent of class: * Principal Occupation or Position: Chairman of the Board, Chief Executive Officer and President

since January 2016; Chief Executive Officer and President from January 2015 – January 2016; President and Chief Operating Officer from February 2014 – December 2014; Executive Vice President and Chief Operating Officer from 2011 – February 2014.

Directorships of Other Publicly-Owned Companies: Lead Director of Eli Lilly and Company.

Qualifications and Career Highlights: Mr. Luciano joined ADM in 2011 as executive vice president and chief operating officer, was named president in February 2014, was named Chief Executive Officer in January 2015, and was named Chairman of the Board in January 2016. Mr. Luciano has overseen the commercial and production activities of ADM’s Corn, Oilseeds, and Agricultural Services businesses, as well as its research, project management, procurement, and risk management functions. He also has overseen the company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide. He has led the company’s efforts to improve its capital, cost, and cash positions. Previously, Mr. Luciano was with The Dow Chemical Company, where he last served as executive vice president and president of the performance division.

Francisco J. Sanchez

Age: 62 Director since: 2014 Common stock owned: 25,919(7) Percent of class: * Principal Occupation or Position: Partner at Holland & Knight LLP and Advisor to Pt. Capital (a

private equity firm) since July 2020; Senior Managing Director of Pt. Capital and Chairman of CNS Global Advisors (an international trade and investment consulting firm) from November 2013 – July 2020; Under Secretary for International Trade, U.S. Department of Commerce from 2010 – November 2013.

Qualifications and Career Highlights: Mr. Sanchez is a Partner at Holland & Knight LLP, where he serves as Co-Lead of the firm’s International Trade Practice. In addition, Mr. Sanchez is an Advisor at Pt. Capital, a private equity firm focused on responsible investments in the Pan Arctic. From November 2013 – July 2020, Mr. Sanchez served as CEO and chairman of the board of CNS Global Advisors, a firm focused on international trade and investment. In 2009, President Obama nominated Mr. Sanchez to be the Under Secretary for International Trade at the U.S. Department of Commerce. He was later unanimously confirmed by the U.S. Senate. Mr. Sanchez served in that role until November 2013. There he was responsible for strengthening the competitiveness of U.S. industry, promoting trade and investment, enforcing trade laws and agreements, and implementing the President’s National Export Initiative. Mr. Sanchez brings to the Board of Directors substantial experience in public policy, international trade, and international investment.

ADM Proxy Statement 2022	9

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

Debra A. Sandler

Age: 62 Director since: 2016 Common stock owned: 22,875(1) Percent of class: * Principal Occupation or Position: President of LaGrenade Group, LLC (a marketing consulting firm) since October 2015; Chief Health and Wellbeing Officer of Mars, Inc. from July 2014 – July 2015; President, Chocolate, North America of Mars, Inc. from April 2012 – July 2014; Chief Consumer Officer of Mars Chocolate North America from 2009 – March 2012.

Directorships of Other Publicly-Owned Companies: Director of Gannett Co., Inc., Dollar General Corporation, and Keurig Dr Pepper Inc.

Qualifications and Career Highlights: Ms. Sandler is currently President of LaGrenade Group, LLC, a marketing consultancy she founded to advise consumer packaged goods companies operating in the Health and Wellness space. She was previously Chief Health and Wellbeing Officer of Mars, Inc., a position she held from July 2014 to July 2015. Additionally, she served as President, Chocolate, North America from April 2012 to July 2014, and Chief Consumer Officer, Mars Chocolate North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles. Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo.

Kelvin R. Westbrook

Age: 66 Director since: 2003 Common stock owned: 44,751(1) Percent of class: * Principal Occupation or Position: President and Chief Executive Officer of KRW Advisors, LLC (a

consulting and advisory firm) since 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (MDM)(8) from 2006 – 2007.

Directorships of Other Publicly-Owned Companies: Director of T-Mobile USA, Inc. and Mosaic Company; Lead Independent Trust Manager of Camden Property Trust. Director of Stifel Financial Corp. within the past five years.

Qualifications and Career Highlights: Mr. Westbrook brings legal, media, and marketing expertise to the Board of Directors. He is a former partner of a national law firm, was the President, Chief Executive Officer, and co-founder of two large cable television and broadband companies, and was or is a member of the board of several high-profile companies, including T-Mobile USA, Inc. and the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook also previously served on the board of a multi-billion-dollar not-for-profit healthcare services company.

Lei Z. Schlitz

Age: 55

Director since: 2019

Common stock owned: 10,707(1)

Percent of class: *

Principal Occupation or Position: Executive Vice President, Automotive OEM at Illinois Tool Works Inc. (a global multi-industrial manufacturer) since

January 2020; Executive Vice President, Food Equipment at Illinois Tool Works from September 2015 – January 2020; Group President, Worldwide Ware-Wash, Refrigeration, and Weigh/Wrap Businesses at Illinois Tool Works from 2011 –December 2015; Vice President, Research & Development, and Head of ITW Technology Center at Illinois Tool Works from 2008 –2011.

Qualifications and Career Highlights: Dr. Schlitz is currently Executive Vice President of the Automotive OEM segment at Illinois Tool Works Inc., a publicly held, global multi-industrial manufacturer. She oversees a global business involving the design and manufacture of fasteners, interior and exterior components, and powertrain and braking systems for automotive OEMs and their top-tier suppliers around the world. Previously, she has served in leadership roles at Illinois Tool Works, serving as Executive Vice President of the Food Equipment segment, a global commercial food equipment business, serving institutional, industrial, restaurant, and retail customers around the world, and the group president of various food equipment businesses and leading research and development efforts. Dr. Schlitz brings extensive leadership experience in strategy development, growth initiatives, and operational excellence, along with strong sustainability experience, including driving innovations in energy and water efficiency and reduction of global warming potential in the manufacturing process.

Dr. Schlitz is also an executive member of Illinois Tool Works’ Diversity & Inclusion Council, which oversees the diversity and inclusion initiatives of Illinois Tool Works.

* Less than 1% of outstanding shares

(1) Consists of stock units allocated under our Stock Unit Plan that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2) Includes 44,545 stock units allocated under our Stock Unit Plan.

(3) Includes 3,307 stock units allocated under our Stock Unit Plan.

(4) Includes 83,453 stock units allocated under our Stock Unit Plan and 60,000 shares held in trust.

(5) Includes 775,561 shares held in trust, 238 shares held by a family-owned limited liability company, and 1,490,451 shares that are unissued but are subject to stock options exercisable within 60 days.

(6) Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009 and emerged in 2010.

(7) Includes 21,549 stock units allocated under our Stock Unit Plan.

(8) Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.

10	ADM Proxy Statement 2022

Proposal No. 1 — Election of Directors for a One-Year Term

Director Experiences, Qualifications, Attributes, and Skills; Board Diversity

DIRECTOR EXPERIENCES, QUALIFICATIONS, ATTRIBUTES, AND SKILLS; BOARD DIVERSITY

In assessing an individual’s qualifications to become a member of the Board, the Nominating and Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Committee deems appropriate. The Nominating and Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees. In addition, the Committee considers personal characteristics of nominees and current board members, including race, gender, and geographic origin, in an effort to obtain a diversity of perspectives on the Board.

The specific experience, qualifications, attributes, and skills that qualify each of our directors to serve on the Board are described in the biographies above and in the Proxy Summary under “Director Nominee Qualifications and Experience” on page 3 and “Director Nominee Diversity, Age, Tenure, and Independence” on page 4.

DIRECTOR NOMINATIONS FROM STOCKHOLDERS

The Nominating and Corporate Governance Committee will consider nominees recommended by a stockholder, provided that the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting.

Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, a written representation and agreement from the proposed nominee attesting to certain facts set forth in Section 1.4(c)(2) of our bylaws, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the advance, contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. Stockholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 1.15 of our bylaws. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

ADM Proxy Statement 2022	11

Board Leadership and Oversight

Board Leadership Structure

Our company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the Board believes it is in the best interest of our company to make this determination based on the position and direction of the company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The Board’s implementation of a careful and seamless succession plan over the past years demonstrates that the Board takes seriously its responsibilities under the Corporate Governance Guidelines to determine who should serve as Chairman at any point in time in light of the specific circumstances facing our company. After careful consideration, the Board has determined that having Mr. Luciano, our company’s Chief Executive Officer, continue to serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information, and resources necessary to facilitate board function. Therefore, the Board believes at this time that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The independent directors elect a Lead Director at the Board’s first meeting following the annual meeting. Mr. Felsinger is currently serving as Lead Director. The Board believes that having an independent Lead Director provides the Board with independent leadership and facilitates the independence of the Board from management. The Nominating and Corporate Governance Committee regularly evaluates the responsibilities of the Lead Director and considers current trends regarding independent board leadership.

In prior years, the Board has enhanced the Lead Director’s responsibilities, as set forth in the Corporate Governance Guidelines, in connection with determining performance criteria for evaluating the Chief Executive Officer, evaluating the Board, committees, and individual directors, and planning for management succession. In accordance with our Corporate Governance Guidelines, the Lead Director:

(1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and regularly meets with the Chairman and Chief Executive Officer for discussion of appropriate matters arising from these sessions;

(2) coordinates the activities of the other independent directors and serves as liaison between the Chairman and the independent directors;

(3) consults with the Chairman and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate;

(4) interviews, along with the Chairman and the Chair and members of the Nominating and Corporate Governance Committee, all director candidates and makes recommendations to the Nominating and Corporate Governance Committee;

(5) advises the Nominating and Corporate Governance Committee on the selection of members of the board committees;

(6) advises the board committees on the selection of committee chairs;

(7) works with the Chairman and Chief Executive Officer to propose a schedule of major discussion items for the Board;

(8) guides the Board’s governance processes;

(9) provides leadership to the Board if circumstances arise in which the role of the Chairman or Chief Executive Officer may be, or may be perceived to be, in conflict;

(10) has the authority to call meetings of the independent directors;

(11) if requested by major stockholders, ensures that he or she is available for consultation and direct communication;

(12) leads the non-management directors in determining performance criteria for evaluating the Chief Executive Officer and coordinates the annual performance review of the Chief Executive Officer;

(13) works with the Chair of the Compensation and Succession Committee to guide the Board’s discussion of management succession plans;

12	ADM Proxy Statement 2022

Board Leadership and Oversight

Board Role in Risk Oversight

(14) works with the Chair and members of the Nominating and Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors;

(15) works with the Chair and members of the Sustainability and Corporate Responsibility Committee to set sustainability and corporate responsibility objectives; and

(16) performs such other duties and responsibilities as the Board may determine.

In addition to electing a Lead Director, our independent directors facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the Board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s Board of Directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk, and the steps management is taking to manage and mitigate our company’s risks. While the Board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the Board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to the Board of Directors regarding significant matters identified with respect to the foregoing.

Management has established an Enterprise Risk Management Committee consisting of a Chief Risk Officer and other personnel that represent multiple functional and regional areas within our company, with broad oversight of the risk management process.

BOARD OF DIRECTORS

Audit Committee

•  assists the Board in fulfilling its oversight responsibility to the stockholders relating to the company’s major risk exposures

•  oversees the company’s enterprise risk management process, focusing on key risk areas including trading, operations, health and safety, workforce, climate, cybersecurity, financial, tax, regulatory, and compliance

•  regularly discusses the steps management has taken to monitor and control risk exposure

•  regularly reports to the Board regarding significant matters identified

Nominating and Corporate Governance Committee • assigns oversight of specific areas of risk to other committees • recommends director nominees who it believes are capable to assess and monitor risk

Compensation and Succession Committee

•  oversees process for assessing potential risks arising from compensation policies and practices

•  engages an independent outside consultant every other year to review the company’s compensation programs and evaluate the risks in such programs; the consultant attends all committee meetings to advise the committee

Sustainability and

Corporate

Responsibility

Committee

•  oversees the company’s compliance with sustainability and corporate responsibility laws and regulations

•  assesses the company’s performance relating to sustainability and corporate responsibility goals and industry benchmarks

•  reviews sustainability-related risks quarterly through the enterprise risk management process

ADM Proxy Statement 2022	13

Board Leadership and Oversight

Board Role in Risk Oversight

SENIOR MANAGEMENT

Enterprise Risk Management Committee

•  ensures ongoing evaluation and implementation of processes to identify, evaluate, and prioritize risks to our company’s objectives

•  ensures congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives

•  supports the integration of risk assessment and controls into mainstream business processes, planning, and decision-making

•  identifies roles and responsibilities across our company in regard to risk assessment and control functions

•  promotes consistency and standardization in risk identification, reporting, and controls across our company

•  ensures sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets

•  regularly evaluates the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators

•  reports regularly to senior management and the Board regarding the above-described processes and the most significant risks to our company’s objectives

CYBERSECURITY

Cyberattacks are an increasing risk for businesses, and ADM is actively takings steps and putting in place measures to defend itself. We have put in place security measures to prevent, detect, and mitigate cyber-based attacks, and have instituted control procedures for cybersecurity incident responses and disaster recovery plans for our critical systems. We have formed a ransomware task force and periodically run drills to enhance preparedness. In addition, we monitor this risk on an ongoing basis to detect and correct any breaches, and report metrics on the quality of our data security efforts and control environment to the highest level of management and to the Board of Directors. The Board actively oversees the company’s efforts to prevent, detect, and mitigate cyberattacks, both through the Audit Committee, which has primary responsibility for this area in our Board, and through the full Board of Directors through periodic cyber briefings. The Board has recently added a director who has served as Chief Information Officer for a large public company with sensitive information to assist ADM in overseeing cybersecurity.

14	ADM Proxy Statement 2022

Board Leadership and Oversight

Sustainability and Corporate Responsibility

Sustainability and Corporate Responsibility

Our commitment to change and growth goes beyond our products and services. At ADM, sustainable practices and a focus on environmental responsibility are not separate from our primary business: they are integral to the work we do every day to serve customers and create value for stockholders. We are committed to being a force for change in developing innovative, sustainable solutions in agriculture, food and nutrition, energy, and packaging materials while pursuing ways to continually improve our efforts in both protecting the environment and enhancing environmental and social sustainability. That is why our current strategic plan is called Sustainable Growth.

ADM has been recognized by several external parties for its efforts in sustainability:

S&P Global Sustainability Yearbook Member	Ethisphere Institute’s World’s Most Ethical Companies List
Supply Chain Excellence, 2021 edie Sustainability Leaders Award	MSCI AA Rating

SUSTAINABILITY

Our disclosure for sustainability topics, including climate change, follow the Taskforce on Climate-Related Financial Disclosures (TCFD) framework: Governance, Strategy, Risk Management, and Metrics & KPIs.

Governance: Our sustainability efforts are overseen by our Board of Directors, in particular a dedicated Sustainability and Corporate Responsibility Committee, and led by our Chief Sustainability Officer (CSO), who is supported by regional sustainability teams.

The Sustainability and Corporate Responsibility Committee actively oversees our objectives, goals, strategies, and activities relating to sustainability and corporate responsibility matters and assists the Board in ensuring that we operate as a sustainable organization and responsible corporate citizen in order to enhance shareholder value and protect ADM’s reputation. For more on the Sustainability and Corporate Responsibility Committee, see below on page 28.

As for management, the Executive Council of ADM, our highest strategic and operational body, provides close supervision of our ESG efforts and an in-depth review of sustainability issues. Because we consider sustainability critical to our strategic planning and mergers and acquisitions efforts, the CSO reports to the Chief Strategy Officer and is an important part of the strategy team. Furthermore, regional sustainability teams, along with the corporate sustainability team, support the CSO to drive sustainability efforts in our facilities and supply chains around the world. Our sustainability efforts are also supported by the Centers of Excellence (CoE) that drive efficiency programs in their areas of focus such as the Utilities CoE, Diversity, Equity and Inclusion CoE, and Environmental, Health and Safety (EHS) CoE.

ADM has set forth several key social and environmental commitments and policies that collectively outline our expectations for our colleagues, business partners and contractors, and our organization as a whole, with respect to our sourcing operations. In 2021, we updated two of these policies to more clearly define our objectives and expectations: Human Rights Policy and Policy to Protect Forests, Biodiversity and Communities. We also issued a Managing Supplier Non-Compliance procedure which lays out our approach to address non-compliances with these policies.

Strategy: In accordance with the Global Reporting Initiative (GRI), we conduct and maintain a materiality assessment to identify topics that have a direct or indirect impact on the organization’s ability to create, preserve, or erode economic, environmental, and social value for itself, its stakeholders and society at large. In 2021, we engaged a reputable professional services firm to undertake an updated formal materiality assessment to guide our sustainability strategy in the coming years.

The assessment team applied its knowledge of the GRI methodology and our industry to select stakeholders for engagement based on the selection criteria of responsibility, influence, proximity, dependency, and representation. Working with ADM, the firm interviewed, surveyed, and researched publicly available information for a variety of internal and external stakeholders, including leadership, investors, employees, customers, and civil society.

ADM Proxy Statement 2022	15

Board Leadership and Oversight

Sustainability and Corporate Responsibility

The assessment results indicate several key topics that are consistent across all stakeholder groups as critical importance: “GHG Emissions,” “Deforestation & Conversion,” “Governance,” and “Water Management.” Although these are critical to manage, other topics on the matrix are also important to ADM and our stakeholders.

We have aligned our sustainability efforts with the United Nations Sustainable Development Goals which serve as a road map to achieve a better future for all. Specifically, we are focusing our efforts toward Zero Hunger, Clean Water and Sanitation, Climate Action, and Life On Land.

Nature-based solutions (NbS) are defined by the International Union for Conservation of Nature (IUCN) as “actions to protect, sustainably manage and restore natural or modified ecosystems that address societal challenges effectively and adaptively, simultaneously providing human well-being and biodiversity benefits.” We expect this definition will underpin the forthcoming Taskforce for Nature-related Financial Disclosures (TNFD) guidance. As a company with deep agricultural roots, we are strongly positioned to leverage nature-based solutions in our operations and our supply chain. Many of the key societal challenges identified by the IUCN Global Standard for Nature-based Solutions align with the UN SDG priorities.

16	ADM Proxy Statement 2022

Board Leadership and Oversight

Sustainability and Corporate Responsibility

UN SDG	IUCN Societal Challenges	ADM Programs
Zero Hunger	Food Security

•  Regenerative and sustainable agriculture projects that increase food production while promoting farm economic stability, minimizing chemical inputs, protecting water quality, and improving soil health and biodiversity

•  Assessing and addressing post-harvest loss

•  Food security and hunger relief

Clean Water and Sanitation	Water Security	• Develop a global strategy focused on improving community well-being in priority watersheds including water-stressed areas by 2025 • Clean water projects through ADM Cares
Climate Action	Climate Change Mitigation and Adaptation

Renewable products and process innovations to provide lower carbon alternatives to traditional food, feed, and fuel including:

•  Energy management program based on ISO 50001

•  Renewable green diesel and sustainable aviation fuel

•  Permanent carbon capture and storage via onsite injection and geological sequestration

Life on Land	Environmental degradation and biodiversity loss	No-deforestation program including: • Supply chain traceability • Supplier engagement • Monitoring & verification • Reporting

Risk Management: Sustainability risk management, including climate change and deforestation, is integrated into the multi-disciplinary companywide enterprise risk management (ERM) process.

Each quarter, the ERM Sustainability subgroup reviews the risk matrix. Previously identified risks are discussed to ensure proper focus and time is spent discussing and assessing emerging risks. The risk matrix includes quantitative review of impact, mitigation, and residual risk as well as qualitative information about risk categories, warning periods, mitigation strategies, and effectiveness.

In 2021, ADM began the process of conducting a Scenario Analysis following the Taskforce for Climate Related Financial Disclosure’s (TCFD) guidelines. The analysis looked at the potential impact of three warming scenarios – 1.5° C (latest recommendation from Intergovernmental Panel on Climate Change to prevent the worst effects of global warming), 2° C (aligned with the Paris Climate Accords), and 2.6° C (status quo). Various risks were included in the analysis including current and emerging regulation, technology, legal, market, reputation, and acute physical and chronic physical risks.

Key risks and opportunities for the Company include:

Transition Risks

•	Emerging regulation and carbon pricing mechanisms could result in increased operational costs in the short to medium term.

•

Changes in policy or introduction of new policies could introduce additional tax requirements at our facilities. For example, in South America, introduction of the national legislation on biomass based power generation units, which requires additional certification and taxes, could limit our ability to operate our assets and increase our operating costs.

•

Market demand has a direct effect on production, as well as demand for certified sustainable commodities. Changes in consumer demands could result in additional cost of implementation that may not be overcome by product sales.

•	ADM uses coal-fired cogeneration technology to meet a portion of its energy demand. We are working to reduce the carbon footprint of our operations, but transitions can be time intensive and costly.

Physical Risks

•

Increased severity and frequency of extreme weather events such as cyclones and floods could lead to increased direct costs from the disruption of supply chains and impair our ability to deliver products to customers in a timely manner.

ADM Proxy Statement 2022	17

Board Leadership and Oversight

Sustainability and Corporate Responsibility

•

Increased severity and frequency of extreme weather events such as cyclones and floods could lead to increased sourcing costs due to limited availability of agricultural commodities and impact ADM’s ability to produce goods, which would directly affect sales and revenue.

•

Increased calls for preserving and enhancing biodiversity by taking acres out of production—at a time when the world’s supply of raw materials is in great demand—may challenge ADM’s sourcing of raw materials. As the global population grows, and producers in many areas of the world must plant more to feed more people, a balance must be appropriately struck, or raw material shortages may result.

Opportunities

•	Developing enhanced transportation and warehousing scheduling, routing and tracking technologies can reduce carbon footprint and costs while improving customer delivery satisfaction.

•

Development and expansion of low-emission goods and services could lead to increased revenues resulting from increased demand. As various renewable fuel standards are implemented around the world, ADM has an opportunity to capitalize through the production and sale of ethanol, biodiesel, and renewable green diesel.

•

As more businesses and consumers look to renewable products, development of new products or services from R&D and innovation could lead to increased revenues through access to new and emerging markets.

GOALS, TARGETS, AND KPIs

Tracking key performance indicators (KPIs) and setting goals and targets enables us to measure and demonstrate progress toward our sustainability strategy.

In 2020, we engaged a leading engineering professional services firm to conduct an in-depth carbon reduction feasibility study and help us shape our next set of goals to combat climate change. Our new environmental goals, collectively called “Strive 35” are an ambitious plan to, by 2035, reduce absolute GHG emissions by 25 percent, reduce energy intensity by 15 percent, reduce water intensity by 10 percent, and achieve a 90 percent landfill diversion rate. We also committed to develop a global strategy focused on improving community well-being in priority watersheds, including water-stressed areas, by 2025.

In 2021, we announced a goal to reduce our Scope 3 GHG emissions, which are emissions in our supply chain related to our products and operations but not in our control. We have assessed and calculated our Scope 3 footprint from 5 categories: purchased goods and services (raw material procurement), upstream transportation (delivery of raw materials and ocean shipping), downstream processing of sold goods, fuel and energy related emissions, and emissions from waste. Aligned with our Strive35 goals, we aim to achieve a 25% reduction by 2035 over 2019 baseline.

18	ADM Proxy Statement 2022

Board Leadership and Oversight

Sustainability and Corporate Responsibility

To ensure we are charting a path to achieve our Strive35 goals, we set 5-year targets to measure our progress against these longer-term goals.

ADM is fully committed to ending deforestation, preserving biodiversity, and conserving resources in our operations and supply chain. In March 2021, we released our new Policy to Protect Forests, Biodiversity and Communities and a 2030 target date to eliminate deforestation in our supply chains. Additionally, we announced we will achieve full traceability for our direct and indirect soybean supply chains in South America by the end of 2022.

We disclose key performance indicators aligned with the Global Reporting Initiative (GRI) Framework. Below are key metrics from calendar years 2019 and 2020.

GRI 305-1, 305-2, 305-5	Year Ended December 31

GHG Emissions, million metric tons*	2019	2020

Global Scope 1 GHG Emissions	14.8	13.5

Global Scope 2 GHG Emissions	3.01	2.7

Global Scope 3 GHG Emissions**	38.1	37.8

Carbon Permanently Sequestered Onsite	0.5	0.5

Absolute GHG Reduction over 2019 baseline	N/A	8.9%

GRI 303-1	Year Ended December 31

Water Withdrawal (locations >100,000 m3/year) in million m3*	2019	2020

Groundwater	43.1	41.1

Municipal	41.1	38.2

Surface	31.0	32.1

GRI 302-1	Year Ended December 31

Energy consumption within the organization in million MWh*	2019	2020

Total non-renewable fuel consumption	59.9	49.4

Total renewable fuel consumption	4.7	4.1

GRI 306-4	Year Ended December 31

Waste diverted from disposal (%)**	2019	2020

Waste beneficially reused, recycled or otherwise diverted from landfill	81.2	83.4

* Data provided in these tables have been assessed by a third-party which has issued limited assurance statements.

** Data not included in third-party assessment.

SOCIAL IMPACT

ADM’s corporate social investment program, ADM Cares, aligns the Company’s corporate giving with its business strategies and sustainability objectives. Through the program, ADM works to sustain and strengthen its commitment to communities where ADM colleagues work, live, and operate by directing funding to initiatives and organizations driving meaningful social, economic, and environmental progress. The ADM Cares team evaluates potential projects submitted for funding to ensure they meet eligibility criteria, such as initiatives that support education, food security, and hunger relief, or safe, responsible, and environmentally sound agricultural practices in critical growing regions around the world. Our three sustainability focus areas of giving are:

ADM Proxy Statement 2022	19

Board Leadership and Oversight

Sustainability and Corporate Responsibility

•	Advancing Sustainable Agriculture – In 2021, ADM Cares helped more than 44,000 farmers by supporting sustainable agriculture projects.

•	Increasing Food Security – We donated the equivalent of 432 million meals globally in 2021.

•	Investing in Education – Last year, we supported nearly 7 million students by advancing STEM and agriculture education programs.

DIVERSITY, EQUITY, AND INCLUSION

Part of ADM’s vision is to advance a diverse workplace with equitable opportunities for all its employees within an inclusive culture to make sure all colleagues globally feel they belong and make meaningful contributions to the success of each other and ADM. ADM brings together colleagues with many different backgrounds, perspectives, and experiences. At ADM, we believe diversity, equity and inclusion (DE&I) are key business priorities that will enable us to continue innovating, driving growth through customer focus, and delivering outstanding performance for shareholders.

Our DE&I strategy includes four focus areas: Leadership Engagement & Communication, Recruitment, Advancement & Retention, and Networks & Sponsorships. In order to ensure that the Company’s global DE&I strategy aligns with its business strategy, ADM reinstalled a global DE&I council chaired by our CEO, Juan Luciano. The responsibility of this council is to establish the strategy and global priorities as well as measure and monitor progress. Each of our four regions (North America, APAC, EMEA and LATAM) have DE&I Councils accountable for executing strategies specific to each region.

Our strategy is working. We received a perfect 100 score on the Human Rights Campaign Foundation’s 2022 Corporate Equality Index.

ADM is committed to strengthening our gender diversity. In 2018, ADM affirmed a commitment through Paradigm for Parity® to achieve gender parity within the company’s senior leadership structure by 2030. Since making this commitment in 2018, we have improved our gender diversity from 21% to 26%. ADM is proud of its achievements to date and will continue to strengthen diversity moving forward. Starting in 2022, our commitment to making additional progress towards gender parity is included in our 2022 PSU Award as part of a two-goal ESG metric. See Changes to 2022 Compensation Programs Section of the CD&A. In 2021, ADM also launched the first of its Employee Resource Groups (ERGs) focused on women as part of the Company’s DE&I vision and strategy. ADM also held the Global Women’s Leadership Summit—a two-day virtual event aimed at inspiring and motivating the Company’s female leaders. ADM plans to publicly disclose its EEO-1 data for 2021 when the information is available.

At an industry level, ADM has been a key partner in the establishment of Together We Grow, a consortium of agricultural industry leaders united in a shared belief that American agriculture’s best days are yet to come. Emphasizing diversity, equity and inclusion, Together We Grow works to build a modern workforce with the skills, experience, and capabilities needed to keep pace with the growing world.

For additional details, please see ADM’s annual report on Form 10-K.

SAFETY

At ADM, we are committed to providing a safe working environment for all our employees and contractors. For the last several years, we have been on a journey to a goal of zero injuries – building a safety culture so everyone will go home safely to their families and the things that are most important to them. ADM finished 2021 with no fatalities and a 50% reduction in serious injuries. In 2021, about 80% of ADM’s sites completed the year without recordable injuries, and about 90% without lost workday injuries.

We’ve also recently set a new, ambitious goal: by 2025, we aim to reduce our Total Recordable Incident Rate and Lost Workday Incident Rate by 50% over a 2020 baseline. We have launched or enhanced efforts to improve occupational safety, including:

•	“Take Control” program, which identified over 65,000 machine access and guarding opportunities globally;

•	Near-miss Reporting and Investigation; and

•	New Colleague Integration program.

Through these actions, we aim to achieve continuous improvement in 2022, which will help us on our path to achieve our five-year target.

20	ADM Proxy Statement 2022

Board Leadership and Oversight

Board Role in Overseeing Political Activities

Board Role in Overseeing Political Activities

The Board of Directors believes that participation in the political process is important to our business and our communities. We and our political action committee funded by our employees’ voluntary contributions (ADMPAC) therefore support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods. Decisions to support particular candidates and/or organizations are subject to fixed policies and determined by the company’s best interests, not the personal political preferences of our company’s executives. ADMPAC submits to the Federal Election Commission (FEC) regular, detailed reports on all federal political contributions, which reports are available to the public on the FEC’s website. Similarly, contributions to state candidates are disclosed to relevant state authorities and typically disclosed on individual states’ websites.

In addition to our contributions to individual candidates for public office and candidate committees, we also support a small number of so-called “527” groups, including the Democratic Governors Association, the Republican Governors Association, Ag America, and the Republican State Leadership Committee. We have not supported independent political expenditures or 501(c)(4) organizations. Finally, we have memberships in several industry, trade, and business associations representing agriculture and the business community. If a trade association engages in political activity, the amount of dues associated with this political advocacy is reported in our quarterly LD2 filings.

We engage in a centralized, deliberative process when making decisions about the company’s political participation to ensure that it complies with all applicable laws and makes appropriate disclosures.

Contributions of greater than $1,000 typically require the approval of the board of directors of ADMPAC. The ADMPAC board of directors is chaired by the vice president of state government relations and composed of employees who represent various areas of the company. Contributions of less than $1,000 may be authorized by the company’s vice president of government relations and vice president of state government relations.

The Board of Directors provides oversight of ADMPAC’s and the company’s political activities, political contributions, and compliance with relevant laws. At each quarterly board meeting, the Nominating and Corporate Governance Committee, on behalf of the Board of Directors, reviews and provides guidance on our political contributions in the previous quarter. Any member of the Board may obtain further detailed information concerning political contributions, trade associations, compliance with federal and state laws, or any other related topic.

On January 11, 2021, ADM condemned the unlawful riots at the U.S. Capitol and announced that in light of the events of January 6, 2021, ADMPAC’s board would conduct a thorough review of all of its political donation policies to ensure that these policies fully reflect ADM’s values as a company. We temporarily suspended making new political donations until that review was complete. As a result of that review, the PAC board made changes to the ADMPAC bylaws to state that contribution decisions will be based on a number of factors, including, but not limited to, the character and integrity of a candidate, and the candidate’s commitment to our Constitution, republic, and democratic system. When ADM resumed contributions, it applied these new standards.

For more information on ADM’s political policies and activities, please see https://www.adm.com/our-company/us-political-contributions.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our website,

https://www.adm.com/our-company/the-adm-way/code-of-conduct, and is available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

ADM Proxy Statement 2022	21

Director Evaluations

Board, Committee, and Director Evaluations

The Board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board of Directors, each committee of the Board, and each individual director. This year, the Nominating and Corporate Governance Committee engaged an independent outside lawyer who had served as a director and general counsel of public companies to conduct an in-depth interview of each director on the performance of the Board, committees, and individual directors. The outside lawyer provided reports on each committee to the chair of the committee, and reports on individual directors to the Chairman of the Board, the Lead Director, and the Chair of the Nominating and Corporate Governance Committee. The Lead Director then delivered to and discussed with each individual director the evaluation of such director. Results of the performance evaluations of the committees and the Board were discussed at appropriate committee meetings and with the full Board.

The Board utilizes the results of these evaluations in making decisions on board agendas, board structure, committee responsibilities and agendas, and continued service of individual directors on the board.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Based on our review of Forms 3, 4, and 5 that we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended December 31, 2021, our directors and executive officers complied with all Section 16(a) filing requirements, other than with respect to late Form 4 reports related to a grant of restricted stock units to each of Messrs. Christopher Cuddy, D. Cameron Findlay, Juan Luciano, Vince Macciocchi, Greg Morris, John Stott, Joseph Taets and Ray Young and Ms. Jennifer Weber, which reports should have been filed by February 16, 2021 but due to an administrative oversight were filed on February 19, 2021. Additionally, Mr. Taets filed a Form 5 on February 7, 2022 relating to a sale of ADM common stock which, due to an inadvertent error by the company, should have been, but was not, reported on a Form 4 by November 20, 2021.

22	ADM Proxy Statement 2022

Independence of Directors

Independence of Directors

The Board of Directors has reviewed business, familial, and charitable relationships between our company and each non-employee director and director nominee to determine compliance with the NYSE standards and our bylaw standards, each described below, and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the Board has determined that eleven of its twelve current members, Messrs. Burke, Colbert, Crews, Dufour, Felsinger, Moore, Sanchez, and Westbrook, Mses. Harrison and Sandler, and Dr. Schlitz are independent. Mr. Luciano is not independent under the NYSE or bylaw standards because of his employment with us.

In determining that each director and nominee is independent (other than Mr. Luciano), the Board reviewed the following transactions, relationships, or arrangements. The Board of Directors determined that any amounts or relationships involved in all of the following matters fall below applicable thresholds or outside the NYSE or bylaw independence standards, that none of the directors or nominee had a direct or material interest in the matters described below, and that such matters do not impair the independence of any director or nominee.

Name	Matters Considered

T. Colbert	Ordinary course business with Virginia Tech (sales to ADM of certain services on an arm’s length basis). Donation by ADM to the Thurgood Marshall College Fund, of which Mr. Colbert is a board member.

T. Crews

Ordinary course business with WestRock Company (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

Ordinary course business with Hormel Foods Corporation (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

D. Felsinger	Stepson-in-law is employed by ADM and is not an executive officer or a member of senior management, at a compensation level and on terms determined on a basis consistent with the Company’s policies for non-executive officers.

S. Harrison	Ordinary course business with WestRock Company (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

P. Moore	Ordinary course business with Air Liquide (sales to ADM of certain products and purchases from ADM of certain services, all on an arm’s length basis). Mr. Moore is a member of the North American Review Board of American Air Liquide Holdings, Inc.

D. Sandler

Ordinary course business with Pharmavite (purchases from ADM of certain products on an arm’s length basis).

Ordinary course business with Keurig Dr Pepper Inc. (purchases from ADM of certain products on an arm’s length basis).

L. Schlitz	Ordinary course business with Illinois Tool Works Inc. (sales to ADM of certain equipment and services on an arm’s length basis).

K. Westbrook

Ordinary course business with Mosaic Company (sales to ADM of certain products and purchases from ADM of certain services, all on an arm’s length basis).

Ordinary course business with T-Mobile US, Inc. (sales to ADM of various products and purchases from ADM of certain products, all on an arm’s length basis).

ADM Proxy Statement 2022	23

Independence of Directors

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the Board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

1.	the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

2.

the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

3.

the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

4.

the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

5.

the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the Board of Directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

1.	is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

2.	is not employed by one of our professional services providers;

3.	does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling stockholder, that is material to us or to the director;

4.	does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

5.	is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

6.	is not personally receiving compensation from us in any capacity other than as a director; and

7.

does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation, university, or institution.

24	ADM Proxy Statement 2022

Independence of Directors

Corporate Governance Guidelines

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set forth the Board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the Board and our bylaws, are posted on our website, https://www.adm.com/investors/corporate-governance, and are available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Independent Executive Sessions

In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the Board’s determination of independence, at least one executive session each year includes only independent directors. The Lead Director, or in his or her absence, the chair of the Nominating and Corporate Governance Committee, presides at such meetings of independent directors. The non-management directors met in independent executive session four times during fiscal year 2021.

ADM Proxy Statement 2022	25

Information Concerning Committees and Meetings

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, the Board of Directors held eight meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. All director nominees standing for election at our last annual stockholders’ meeting held on May 6, 2021, virtually attended that meeting.

Information Concerning Committees and Meetings

The Board’s standing committees for the year ended December 31, 2021, consisted of the Audit, Compensation and Succession, Nominating and Corporate Governance, Sustainability and Corporate Responsibility, and Executive Committees. Each committee operates pursuant to a written charter adopted by the Board, available on our website, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. Crews (Chair), Mr. Colbert, Mr. Dufour, Mr. Moore, Mr. Sanchez, and Ms. Sandler. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the Board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards, and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee.

The Audit Committee reviews:

1. the overall plan of the annual independent audit;

2. financial statements;

3. the scope of audit procedures;

4. the performance of our independent auditors and internal auditors;

5. the auditors’ evaluation of internal controls;

6. the company’s oversight of risk and the enterprise risk management program;

7. matters of legal and regulatory compliance;

8. the performance of our company’s tax, compliance, and insurance functions;

9. business and charitable relationships and transactions between us and each non-employee director, director nominee, and executive officer to assess potential conflicts of interest and impairment of independence; and

10.the company’s earnings press releases and information provided to analysts and investors.

For additional information with respect to the Audit Committee, see the sections of this proxy statement entitled “Report of the Audit Committee” and “Audit Committee Pre-Approval Policies.”

26	ADM Proxy Statement 2022

Information Concerning Committees and Meetings

Information Concerning Committees and Meetings

Compensation and Succession Committee

The Compensation and Succession Committee consists of Mr. Westbrook (Chair), Mr. Burke, Ms. Harrison, and Ms. Schlitz. The Compensation and Succession Committee met four times during the most recent fiscal year. All of the members of the Compensation and Succession Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation and Succession Committee:

1. establishes and administers a compensation policy for senior management;

2. reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

3. approves all compensation elements with respect to our directors, executive officers, and all employees with a base salary of $500,000 or more;

4. reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

5. establishes and reviews a compensation policy for non-employee directors;

6. reviews and monitors our succession plans;

7. approves awards to employees pursuant to our incentive compensation plans;

8. approves major modifications in the employee benefit plans with respect to the benefits that salaried employees receive under such plans; and

9. ensures succession processes are in place to aid business continuity.

The Compensation and Succession Committee provides reports to the Board of Directors and, where appropriate, submits actions to the Board of Directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specifies the total number of options that the officer or officers can award. The charter for the Compensation and Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation and Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

ADM Proxy Statement 2022	27

Information Concerning Committees and Meetings

Information Concerning Committees and Meetings

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mr. Moore (Chair), Mr. Burke, Ms. Sandler, and Mr. Westbrook. The Nominating and Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating and Corporate Governance Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Nominating and Corporate Governance Committee:

1. identifies individuals qualified to become members of the Board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

2. recommends individuals to the Board for nomination as members of the Board and board committees;

3. develops and recommends to the Board a set of corporate governance principles applicable to the company;

4. assigns oversight of particular risk areas to other committees of the board;

5. leads the evaluation of the directors, the Board, and board committees; and

6. has oversight responsibility for certain of the company’s corporate objectives and policies.

Sustainability and Corporate Responsibility Committee

The Sustainability and Corporate Responsibility Committee consists of Ms. Harrison (Chair), Mr. Colbert, Mr. Crews, Mr. Dufour, Mr. Sanchez, and Ms. Schlitz. The Sustainability and Corporate Responsibility Committee met four times during the most recent fiscal year. All of the members of the Sustainability and Corporate Responsibility Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. For more information on the company’s sustainability and corporate responsibility efforts, see the section of this proxy statement entitled “Sustainability and Corporate Responsibility.”

The Sustainability and Corporate Responsibility Committee:

1. oversees objectives, goals, strategies, and activities relating to sustainability and corporate responsibility matters, including workplace safety, process safety, environmental, social well-being, diversity, equity, and inclusion, corporate giving, and community relations;

2. receives and reviews reports from management regarding strategies, activities, compliance, and regulations regarding sustainability and corporate responsibility;

3. has authority to obtain advice and assistance from internal or external advisors; and 4. leads the evaluation of the company’s performance related to sustainability and corporate responsibility.

Executive Committee

The Executive Committee consists of Mr. Luciano (Chairman), Mr. Felsinger (Lead Director), Mr. Crews (Chair of the Audit Committee), Ms. Harrison (Chair of the Sustainability and Corporate Responsibility Committee), Mr. Moore (Chair of the Nominating and Corporate Governance Committee), and Mr. Westbrook (Chair of the Compensation and Succession Committee). The Executive Committee did not meet during the most recent fiscal year. The Executive Committee acts on behalf of the Board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the Board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the Board under applicable law, our certificate of incorporation, or our bylaws.

28	ADM Proxy Statement 2022

Stockholder Outreach and Engagement

Stockholder Outreach and Engagement

As part of our commitment to effective corporate governance practices, in 2021-22 we reached out to many of our largest institutional stockholders to hold formal discussions with them to help us better understand the views of our investors on key topics. Our Lead Director (who, as provided in the Corporate Governance Guidelines, ensures that he is available for consultation and direct communication with major stockholders), Chief Executive Officer, General Counsel, Chief Human Resources Officer, Chief Sustainability Officer, and other management participated in these meetings to discuss and obtain feedback on our Board of Directors, corporate governance, enterprise risk management, executive compensation, ESG, and other related issues important to our stockholders.

We share stockholder feedback with the Board and its committees to enhance our governance, compensation, and ESG practices. We also review the voting results of our most recent annual meeting of stockholders, the governance practices of similar public companies, and current trends in governance as we consider enhancements to our governance practices and disclosure. We value our dialogue with our stockholders and believe our outreach efforts, which are in addition to our other communication channels available to our stockholders and interested parties, provide transparency of our corporate governance, risk management, compensation, ESG, and other related practices and help ensure that these practices continue to evolve and reflect the insights and perspectives of our many stakeholders. We welcome suggestions from our stockholders on how the Board and management can enhance this dialogue in the future.

COMMUNICATIONS WITH DIRECTORS

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, ADM, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. All correspondence will be forwarded to the intended recipients.

ADM Proxy Statement 2022	29

Director Compensation

Director Compensation

Our standard compensation for non-employee directors consists of an annual retainer and additional annual stipends for service as Lead Director or as a committee chair. Effective as of the second quarter of fiscal year 2021, the annual retainer increased from $300,000 to $315,000, the annual stipend for our Lead Director increased to $40,000 from $30,000, the annual stipend for the Chair of the Audit Committee remained at $25,000, the annual stipend for the Chair of the Compensation and Succession Committee remained at $20,000, the annual stipend for the Chair of the Nominating and Corporate Governance Committee increased to $20,000 from $15,000, and the annual stipend for the Chair of the Sustainability and Corporate Responsibility Committee remained at $10,000. Directors may elect to receive up to $125,000 of their annual retainer in cash or stock units, and the remaining portion of the annual retainer and any stipends are paid in stock units. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time to time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer or stipend to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of the Board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Unit Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

M. S. BURKE	125,000	186,250	18,485	329,735

T. COLBERT	—	205,962	1,076	207,038

T. K. CREWS	125,000	211,250	61,523	397,773

P. DUFOUR	125,000	186,250	36,488	347,738

D. E. FELSINGER	—	348,750	115,954	464,704

S. F. HARRISON	125,000	196,250	24,745	345,995

P. J. MOORE	125,000	205,000	111,798	441,798

F. J. SANCHEZ	125,000	186,250	35,102	346,352

D. A. SANDLER	125,000	186,250	30,444	341,694

L. Z. SCHLITZ	125,000	186,250	12,789	324,039

K. R. WESTBROOK	125,000	206,250	73,822	405,072

30	ADM Proxy Statement 2022

Director Compensation

Director Stock Ownership Guidelines

(1) As described above, up to $125,000 of the annual retainer may be paid in cash or in stock units, or a combination of both, at the director’s election. The remainder of the retainer and any stipends are paid in stock units. All compensation paid in stock units is reported in the “Stock Awards” column. For fiscal year 2021, Messrs. Colbert and Felsinger elected to receive their entire annual retainer in the form of stock units.

(2) The amounts set forth in this column represent the grant date fair value of stock units paid to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a non-employee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2021 (including mandatory stock unit grants, voluntary elections to receive stock units, and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/21
M. S. Burke	13,851
T. Colbert	2,119
T. K. Crews	43,518
P. Dufour	26,195
D. E. Felsinger	81,707
S. F. Harrison	18,206
P. J. Moore	74,524
F. J. Sanchez	25,245
D. A. Sandler	22,051
L. Z. Schlitz	9,946
K. R. Westbrook	51,919

(3) The amounts in this column consist of: (i) for all directors, the dividend equivalent amounts paid in stock units in 2021 on stock awards; and (ii) for Mr. Moore, $5,000 in charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all employees and non-employee directors.

Director Stock Ownership Guidelines

Our company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than five times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the Board of Directors, as well as stock price fluctuations that may impact the achievement of the five times cash retainer ownership guidelines.

We prohibit directors from hedging or pledging company securities.

ADM Proxy Statement 2022	31

Executive Stock Ownership

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 14, 2022, directly or indirectly, by each of the named executive officers.

Executive	Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class

J. R. LUCIANO	2,921,820 (2)	1,490,451	*

R. G. YOUNG	1,273,808 (3)	746,375	*

V. F. MACCIOCCHI	234,832	0	*

G. A. MORRIS	369,942 (4)	117,839	*

J. D. TAETS	336,496 (5)	35,126	*

* Less than 1% of outstanding shares

(1) Includes for each named executive officer stock options exercisable within 60 days and the following:

	Unvested RSUs	RSUs that vest within 60 days

J. R. Luciano	412,842	0

R. G. Young	133,001	0

V. F. Macciocchi	92,551	0

G. A. Morris	92,551	0

J. D. Taets	85,410	0

(2) Includes 775,561 shares held in trust, 238 shares held by a family-owned limited liability company.

(3) Includes 4,530 shares held in our Dividend Reinvestment Plan.

(4) Includes 649 shares held in the 401(k) and ESOP.

(5) Includes 983 shares held in the 401(k) and ESOP.

Common stock beneficially owned as of March 14, 2022, by all directors, director nominees, and executive officers as a group, numbering 20 persons including those listed above, is 6,651,985 shares representing 1.2% of the outstanding shares, of which 362,563 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 4,762 shares are held in the 401(k) and ESOP, 4,530 shares are held in our Dividend Reinvestment Plan, 2,827,524 shares are unissued but are subject to stock options exercisable within 60 days, and no shares are subject to pledge.

32	ADM Proxy Statement 2022

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation of the following named executive officers, or NEOs:

Name	Title	Time with ADM (as of March 2022)

Juan R. Luciano	Chairman, Chief Executive Officer and President	10 years, 11 mos.

Ray G. Young	Vice Chairman and Chief Financial Officer*	11 years, 4 mos.

Vincent F. Macciocchi	Senior Vice President and President, Nutrition, and Chief Sales and Marketing Officer	9 years, 9 mos.**

Greg A. Morris	Senior Vice President and President, Agricultural Services and Oilseeds	27 years, 2 mos.

Joseph D. Taets	Senior Vice President and President, Asia Pacific***	33 years, 10 mos.

* Mr. Young transitioned from the role of Executive Vice President to Vice Chairman in February 2022.

** Includes tenure at a predecessor company that ADM acquired in 2014.

*** Mr. Taets previously served as President, Global Business Readiness and Procurement until June 2021.

ADM Proxy Statement 2022	33

Compensation Discussion and Analysis

Executive Summary

Executive Summary

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

ADM unlocks the power of nature to provide access to nutrition worldwide. ADM is a global leader in human and animal nutrition and one of the world’s premier agricultural origination and processing companies. In order to achieve this, we must attract, engage, and retain highly talented individuals who are committed to our core values of integrity, excellence, teamwork, resourcefulness, responsibility, and respect for others. Our compensation programs are designed to help us achieve our annual priorities while balancing the long-term interests of our stockholders. Our compensation and benefit programs are based on the following objectives:

•	We reinforce a high-performance culture by linking both short- and long-term compensation with individual and company performance while discouraging excessive risk-taking;

•	We structure executive compensation packages to include a significant percentage of long-term equity awards to ensure executives remain focused on company performance and stockholder returns;

•	We reward senior executives for creating value for our stockholders, demonstrating excellence in leadership, and successfully implementing our business strategy;

•	We provide market-competitive compensation that reflects the level of job impact and responsibilities, and helps us attract and retain high quality executive talent; and

•	We structure our compensation and benefit programs to have consistent features for employees and executives across the organization to encourage and reward everyone who contributes to ADM’s success.

When designing our executive compensation programs, management and the Compensation and Succession Committee consider stockholder feedback received during our annual say-on-pay vote and regular engagement process.

2021 PERFORMANCE HIGHLIGHTS

ADM achieved strong performance in the face of extraordinary challenges during 2021. Despite the external environment, we kept our focus on strong execution, continuous improvement efforts, and delivering winning solutions for our customers.

Here are some highlights ADM achieved in 2021.

•	All business units grew operating profit in 2021. We stayed focused on our customers, maintained a safe working environment with strong business continuity, and managed risk exceptionally well;
•	We delivered record adjusted operating profit in Agricultural Services & Oilseeds of nearly $2.8 billion, expertly managed the supply chain across our unmatched global asset base, and capitalized on a strong demand environment driven by improving structural trends;

•	We grew Carbohydrate Solutions adjusted operating profit 79% year-over-year; managed risk well in a dynamic environment still impacted by COVID-19, while also achieving almost $100 million in new revenue wins in our growing BioSolutions business;

•	We grew Nutrition revenue 14% on a constant currency basis[1] and operating profit by 20% year-over-year;

•	We announced the construction of a new soy crush and refinery facility in Spiritwood, ND to support the production of renewable green diesel, through a JV partnership with Marathon Petroleum Corporation;

•	We continued the evolution of the Carbohydrate Solutions portfolio through a Memorandum of Understanding to convert significant ethanol production to sustainable aviation fuel production; expanding our BioSolutions portfolio into new areas, including an agreement with LG Chem to produce lactic and poly-lactic acid; an agreement to transport CO2 produced at other ADM facilities to our Carbon Capture and Sequestration facility in Decatur, IL; and selling our Peoria dry mill;

•	We continued to expand our leadership position in fast-growing consumer categories with acquisitions to strengthen our portfolio: SojaProtein in alternative proteins, Deerland in probiotics and enzymes, FISA to expand Flavors presence in Latin America, and the PetDine family of companies, focused on pet treats and supplements;

•	We announced a new goal to reduce Scope 3 emissions by 25% by 2035 and updated our policy to protect forests, biodiversity, and communities; and

•	We held a successful Global Investor Day in December to educate shareholders and stakeholders on how we’ve built a better ADM—by reducing volatility and building a global leader in Nutrition; positioned ourselves for high single digit percentage earnings growth to $6-$7 earnings per share by 2025—based on three fundamental trends of Food Security, Health & Well-being, and Sustainability, supported by our pipeline of Productivity and Innovation projects; and have significant upside as we continue to execute on the next strategic horizon of our plan.

We delivered an all-time record in adjusted earnings per share in 2021, significantly higher than 2020’s record earnings. We also delivered adjusted return on invested capital (adjusted ROIC) over our annual weighted average cost of capital (WACC) by almost 500 basis points and generated positive economic value added. Highlights of our 2021 financial performance include:

•	adjusted earnings per share of $5.19;

34	ADM Proxy Statement 2022

Compensation Discussion and Analysis

Executive Summary

•	trailing four-quarter average adjusted return on invested capital (adjusted ROIC) of 10.0%, compared to our annual 2021 WACC of 5.25%;

•	positive economic value add of $1.5 billion; and

•	adjusted EBITDA of $4.9 billion.[1]

OVERVIEW OF OUR COMPENSATION PROGRAM

Total direct compensation for ADM executives is delivered through a mix of cash and equity awards that emphasizes multiple performance factors tied to stockholder value creation over short and long-term time horizons. The three key elements of our compensation program are base salary, annual cash incentive awards, and long-term equity incentive (LTI) awards.

We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, while maintaining a focus on company specific strategic goals. In contrast, our LTI rewards for sustained performance against critical metrics. Our executive stock ownership guidelines (discussed under “Compensation Policies and Governance — Executive Stock Ownership”), which require executives to own meaningful amounts of ADM common stock, align our executives’ interests in delivering sustainable stockholder returns.

SIGNIFICANT 2021 COMPENSATION ACTIONS

In 2021, we granted a mix of performance share units (PSUs) and time-based restricted stock units (RSUs) to the NEOs. The PSUs will vest based on ADM’s performance against specific goals over a three-year performance period that will end on December 31, 2023. The RSUs generally will vest on the same day as the vesting of the PSUs if the recipient remains employed by ADM. For details, see “2021 Compensation Decisions — Equity-Based Long-Term Incentives.”

Similar to recent years, for the 2021 annual cash incentive plan, the Compensation and Succession Committee retained adjusted EBITDA and adjusted ROIC as two of the performance metrics, and also selected four specific and relevant strategic goals in order to drive accountability for important 2021 annual priorities. For details on the four strategic goals prescribed for the 2021 annual bonuses, see “2021 Executive Compensation Decisions — 2021 Annual Cash Incentives.”

In 2021, two of the NEOs received a base salary increase of 3.7%. The base salaries of the other NEOs were unchanged in 2021. For details, see “2021 Executive Compensation Decisions — Individual Compensation Decisions.” In 2021, the NEOs received, on average, 58% of their total direct compensation in performance-based pay, and 64% of their total direct compensation in equity awards. For these purposes, we consider the base salary paid in 2021, the annual cash incentive earned in 2021 (paid in early 2022), and the target award value of equity (the dollar amount of such awards as approved by the Compensation and Succession Committee) granted early in 2021 for the 2021-2023 period.

The charts below present the mix of total target direct compensation awarded to the NEOs in 2021.

1 Revenue on a constant currency basis (revenue adjusted for the impact of fluctuations in foreign currency exchange rates), adjusted earnings per share (earnings per share, adjusted to exclude the impact of certain items), Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP). Annex A to this Proxy Statement offers more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures. In 2019, the Compensation and Succession Committee chose to recognize $27 million in Adjusted EBITDA due to our anticipated collection of reimbursement for our losses caused by a third party shipping accident at our Reserve, Louisiana facility. We did not collect this reimbursement in 2020 and therefore it was not deducted from the calculation performed in connection with our 2020 annual cash incentive. In 2021, this reimbursement was collected and, as such, the $27 million was deducted from the calculation of Adjusted EBITDA in connection with our 2021 annual cash incentive awards so as not to double-count the effects of such adjustment.

ADM Proxy Statement 2022	35

Compensation Discussion and Analysis

Executive Summary

EXECUTIVE COMPENSATION BEST PRACTICES

We annually evaluate all elements of NEO pay to ensure alignment with performance objectives, market best practices, and stockholder interests. In addition, ADM’s lead director, our CEO, and other members of management annually engage with the company’s largest institutional stockholders to receive their feedback on the structure and performance focus of our executive compensation programs. The following table summarizes our current practices.

What We Do	What We Don’t Do

✓  Pay-for-performance: We tie compensation to performance by setting clear and challenging company financial goals and individual goals, and having a majority of target total direct compensation consist of performance-based components.

X No guaranteed base salary increases: Base salary levels are reviewed every year and periodically adjusted based on market competitiveness and internal equity.

✓  Multiple performance metrics: Payouts of our annual cash incentives and long-term incentives are determined based on the weighted results for several financial performance measures and structured to balance accountability for driving annual results with sustainable long-term performance.

X No dividends paid on unearned performance awards: We do not pay dividends or credit dividend-equivalents on unearned PSUs.

✓  Aggressive stock ownership and retention requirements: Our NEOs and directors must comply with rigorous stock ownership requirements, and they may not sell any company securities until these guidelines are satisfied.

X No hedging: We prohibit executives from engaging in hedging transactions with ADM securities.

✓  Compensation-related risk review: The Compensation and Succession Committee regularly reviews compensation-related risks, with the assistance of independent consultants, to confirm that any such risks are not likely to have a material adverse effect on the company.

X No gross up of excise tax payments: We do not assist executives with taxes owed as a result of their compensation.

✓  Clawback policy: The company has a policy to enable us to recover previously paid cash and equity-based incentive compensation from executives in the event of a financial restatement, ethical misconduct, or other specified circumstances.

X No excessive executive perks: Executive perquisites are not excessive and are limited to executive physicals, company-provided life insurance, expatriate expenses, and (for the Chairman and CEO) limited personal use of Company chartered aircraft.

✓  Regular review of proxy advisor policies, stockholder feedback and corporate governance best practices: The Compensation and Succession Committee regularly considers the perspectives of outside authorities as they relate to our executive compensation programs.

X No pledging: We prohibit executives from pledging ADM securities.

✓  Performance-based equity awards: Half of the NEOs’ annual LTI award opportunity is delivered in PSUs that may be earned only if the company achieves prescribed financial goals over a prospective three-year measurement period.

X No employment contracts: We do not have an employment contract with any executive officer.
✓ Double-trigger requirement: Equity awards do not automatically vest in the event of a change in control. Instead, we impose a “double-trigger” requirement to accelerate vesting.

✓  Peer group: We use the S&P 100 Index as a peer group to recognize that ADM has no direct competitor (in terms of size or focus) in the U.S. public markets and we recruit talent from a wide spectrum of organizations and industries.

36	ADM Proxy Statement 2022

Compensation Discussion and Analysis

How Executive Compensation is Determined

ADVISORY “SAY ON PAY” VOTE

At the 2021 Annual Meeting of Stockholders, approximately 86% of the shares voted in the advisory vote on executive compensation voted to approve our executive compensation. The Compensation and Succession Committee believes that this strong level of support, and the strong levels of support shown in prior years, affirms broad stockholder agreement with our pay-for-performance approach to executive compensation.

We routinely conduct extensive proactive outreach to our largest institutional stockholders to understand and address issues of interest and to foster long-term cooperative relationships. The Compensation and Succession Committee will continue to consider stockholder feedback and the results from advisory votes on executive compensation when approving compensation programs. For more information, see “Stockholder Outreach and Engagement.”

How Executive Compensation is Determined

THE ROLE OF THE COMPENSATION AND SUCCESSION COMMITTEE

The Compensation and Succession Committee, which is composed solely of independent directors, is responsible for establishing ADM’s compensation philosophy and developing and administering compensation policies and programs consistent with this philosophy. When making compensation decisions, the Compensation and Succession Committee considers the company’s executive compensation objectives described below.

Align executive and stockholder interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. Our RSU awards typically vest three years from the date of grant. Our PSU awards typically have a three-year performance period and vest only if certain performance goals are achieved.

We also protect our stockholders’ interest by including a clawback provision in agreements for long-term incentive awards to enable the company to recover awards if the recipient engages in any of a broad range of prohibited conduct, including violation of post-vesting non-competition and non-solicitation restrictions.

Enable the company to attract and retain top executive talent. Stockholders benefit when we attract, retain, and motivate talented executives with compensation packages that are competitive and fair. As a large, global company engaged in multiple lines of business, our competition for talent — like our competition for business and investment — is broad. The company’s compensation program for NEOs delivers a mix of salary, annual cash incentives, and long-term incentives targeted to be market-competitive.

Reflect the company’s results. Our executive compensation program emphasizes variable, performance-based pay. The Compensation and Succession Committee assesses executive compensation packages in the aggregate, and considers each individual component as well. Base salary is reviewed annually. Annual cash incentives are paid if, and to the extent that, specified corporate goals and individual goals are attained. Performance-based equity compensation is assessed in a similar manner and is designed to reward measurable long-term results.

Internal equity. The Compensation and Succession Committee takes into account internal equity when determining the pay of the CEO and other NEOs. We provide the Committee with data on the compensation of other ADM non-executive employees in other pay grades and/or salary ranges, and the Committee reviews such data when setting CEO and NEO pay.

THE ROLE OF THE BOARD

The Board approves the company’s business plan, which is one of the factors used to set financial and business objectives for incentive compensation. The independent directors establish and approve all performance criteria for evaluating the Chairman and CEO, annually evaluate the performance of the Chairman and CEO based on these criteria, and ratify his compensation. The board also may provide input and ratification on any additional compensation-related issues at the Compensation and Succession Committee’s request. The Board conducts an annual review of the company’s performance, which informs the calculation of performance-based incentives and decisions regarding compensation packages generally.

ADM Proxy Statement 2022	37

Compensation Discussion and Analysis

Components of Executive Compensation

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

In determining 2021 executive compensation, the Compensation and Succession Committee received information and reports initially from Pay Governance, LLC, an independent compensation consultant retained by the Committee in 2010. In mid-2021, the Compensation and Succession Committee initiated a search for a new compensation consultant. After a thorough process which included a review of multiple firms, the Compensation and Succession Committee ultimately engaged Meridian Compensation Partners, LLC (Meridian) as its new independent compensation consultant. References in this section and elsewhere in the compensation disclosures to the Compensation and Succession Committee’s compensation consultant refer to the consultant engaged during the relevant period, with Pay Governance serving as the consultant for approximately the first three quarters of 2021 and Meridian serving as the consultant for the remainder of 2021.

Each of the compensation consultants provided data, analyses, and advice to the Compensation and Succession Committee, including market information that the Committee used when determining whether our executive compensation is competitive, commensurate with the executive’s responsibilities and consistent with market trends in executive compensation practices for companies in our industry. Neither consultant provided services to us other than consulting services related to the compensation and benefits of our directors, officers, and employees. The Compensation Committee has considered the adviser independence factors pursuant to SEC and NYSE rules as they relate to Pay Governance and Meridian, and does not believe either’s work in 2021 raised a conflict of interest.

THE ROLE OF EXECUTIVES

Our Chairman and CEO assists the Compensation and Succession Committee in determining compensation for the NEOs other than himself. To that end, the Chairman and CEO assesses the performance of each of the other NEOs, both in terms of individual execution and with respect to the functions or business units they oversee. The Chairman and CEO also recommends to the Compensation and Succession Committee, but does not vote on, annual base salary adjustments, individual and group performance factors, and short- and long-term incentive award target levels for the other NEOs.

The company’s Senior Vice President of Human Resources oversees all employee compensation with the oversight and direction of the Compensation and Succession Committee. The individual in that role prepares most of the materials for the Compensation and Succession Committee meetings and provides analyses that assist the committee with its decisions, such as summaries of competitive market practices, summaries of the company’s succession-planning actions, and reports regarding the company’s performance. In addition, throughout the year, the Senior Vice President of Human Resources facilitates meetings with management to help the Compensation and Succession Committee gain a better understanding of company performance, and ensures that the committee receives a rigorous assessment of year-to-date performance at each of its meetings. The company’s executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to remain by the Compensation and Succession Committee.

Components of Executive Compensation

The company’s executive compensation program is built on a structure that emphasizes both short- and long-term performance. We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, while our LTI awards reward sustained performance, particularly when coupled with our stock ownership requirements.

When setting compensation levels, the Compensation and Succession Committee refers to data regarding compensation for comparable executives at large public companies with which ADM competes for executive talent. As described in greater detail below under the heading “Peer Group,” the Compensation and Succession Committee chose a broad external market peer group in the S&P 100 Index in order to capture a wide spectrum of compensation levels. In addition, the Compensation and Succession Committee considers company-wide internal equity when determining pay packages for the NEOs.

The following chart summarizes the direct compensation components and associated objectives of our fixed and performance-based pay for executives in 2021. Although the Compensation and Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, the company places greater emphasis on variable pay for executives with more significant responsibilities because they have a greater capacity to affect the company’s performance and results.

38	ADM Proxy Statement 2022

Compensation Discussion and Analysis

Components of Executive Compensation

Components of Executive Compensation

	Element and Form		Link to Stockholder Value	Key Characteristics
FIXED	Annual	Base Salary	Recognize an individual’s role and responsibilities	Reviewed annually and set based on competitiveness versus the external market, individual performance, and internal equity
ANNUAL INCENTIVE AWARDS	Annual	Annual Cash Incentive	Achieve annual goals measured in terms of financial, strategic, and individual performance linked to creation of stockholder value	Adjusted EBITDA, Adjusted ROIC, Individual Performance Factor, Nutrition Adjusted Operating Profit Growth, Safety, 1ADM Performance, Readiness Performance
LONG-TERM INCENTIVE AWARDS	Long-Term	Restricted Stock Units (RSUs) 50%	Align NEOs’ interests with stockholders’ interests, retain executive talent, and promote stock ownership	RSUs are granted pursuant to the company’s long-term equity plan and cliff vest on the third anniversary of the grant date
		Performance Share Units (PSUs) 50%	Align long-term performance with interests of stockholders and retain executive talent

Achievement of key drivers of company performance and stockholder value as evidenced by average Adjusted ROIC, compound annual growth rate (“CAGR”) of Nutrition Adjusted Operating Profit, and relative total stockholder return (TSR)

SALARY

The Compensation and Succession Committee sets base salaries based on an executive’s position, skills, performance, experience, tenure, and responsibilities. The Compensation and Succession Committee annually assesses the competitiveness of base salary levels relative to salaries within the marketplace for similar executive positions, typically using the market median as a starting point. When assessing any salary adjustments for executives, the Compensation and Succession Committee also considers factors such as changes in responsibilities and corresponding changes in competitive marketplace levels. In 2021, each of Mr. Macciocchi and Mr. Morris received a base salary increase of 3.7% based on market competitiveness. None of the other NEOs received a base salary increase in 2021.

ANNUAL CASH INCENTIVE

We pay an annual cash incentive only if ADM meets specified performance goals. The annual cash incentive program emphasizes company-wide performance objectives to encourage executives to focus on overall company success and leadership to generate the most value across the organization. Our assessment of company performance is directly tied to stockholder expectations: we require meaningful results for forward-looking metrics before any awards may be earned.

The 2021 annual cash incentive program was based on two key measures of financial performance — adjusted EBITDA and adjusted ROIC — with final awards also reflecting the Compensation and Succession Committee’s approval of performance results related to the four strategic company goals set forth in the table above, as well as individual performance. Cash incentive awards for 2021 were paid in the first quarter of 2022.

LTI AWARDS

Our long-term equity awards are based on company and market factors, including relative total stockholder return and achievement of financial milestones. The LTI awards granted in 2021 are part performance-based and part time-based, with an equal mix of PSUs and RSUs, to ensure that NEOs’ interests are aligned with the interests of our stockholders. LTI awards were granted to the NEOs in February 2021.

ADM Proxy Statement 2022	39

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

2021 Executive Compensation Decisions

INDIVIDUAL COMPENSATION DECISIONS

The following tables summarize compensation decisions made by the Compensation and Succession Committee with respect to each of the NEOs for 2021. Details regarding the specific compensation elements and related payouts follow the individual summaries.

The award values shown below for LTI grants represent the dollar amount of such awards, at target, as approved by the Compensation and Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation and Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for the compensation tables.

MR. LUCIANO Chairman, CEO, and President

Base salary	Unchanged at $1,400,004
Target annual cash incentive	200% of base salary, or $2,800,000
Actual annual cash incentive	$5,320,000 or approximately 380% of base salary
Long-term incentives	$15,000,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Launched new phase of strategy, with focus on Productivity and Innovation; held Global Investor Day to update investors and other stakeholders on strategic accomplishments, progress and goals, including new target EPS milestone of $6.00 – $7.00 by 2025.

•   Delivered extremely strong financial results, including record adjusted earnings per share of $5.19, a significant increase year-over-year; record adjusted segment operating profit of $4.8 billion (up 38% year over year); 10% adjusted ROIC, achieving strategic goal; and $4.9 billion in adjusted EBITDA[2].

•   Executed acquisitions, partnerships and investments in key growth areas, including alternative protein (Sojaprotein acquisition, Singapore lab, Air Protein investment); pet (PetDine investment); Health & Wellness (Deerland acquisition, Vland joint venture); BioSolutions (Temasek, Acies Bio and LG Chem partnerships); Flavors (FISA acquisition, Pinghu flavor facility); and biofuels (Spiritwood facility and Marathon JV, SAF agreement).

•   Advanced our corporate responsibility and sustainability efforts, including new Scope 3 emissions reduction goals; zero-deforestation goal; carbon neutral milling footprint; and new initiatives to decarbonize operations through carbon capture and sequestration.

2 Adjusted earnings per share (earnings per share, adjusted to exclude the impact of certain items), Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with GAAP. Annex A to this Proxy Statement offers more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures. In 2019, the Compensation and Succession Committee chose to recognize $27 million in Adjusted EBITDA due to our anticipated collection of reimbursement for our losses caused by a third party shipping accident at our Reserve, Louisiana facility. We did not collect this reimbursement in 2020 and therefore it was not deducted from the calculation performed in connection with our 2020 annual cash incentive. In 2021, this reimbursement was collected and, as such, the $27 million was deducted from the calculation of Adjusted EBITDA in connection with our 2021 annual cash incentive awards so as not to double-count the effects of such adjustment.

40	ADM Proxy Statement 2022

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

MR. YOUNG Vice Chairman and CFO

Base salary	Unchanged at $850,008
Target annual cash incentive	132% of base salary, or $1,125,000
Actual annual cash incentive	$2,137,500 or approximately 251% of base salary
Long-term incentives	$4,500,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Drove enterprise earnings algorithm and performance reviews to help deliver strong financial results.

•   Further strengthened balance sheet while funding significant investments and acquisitions.

•   Managed controllable corporate costs effectively, including reductions in net interest expense and subsidiary capital structure net funding costs.

•   Exceeded the targets for Corporate Enterprise and G&A Readiness workstreams, while advancing enabling projects related to financial processes and ESG disclosures in financial reporting.

MR. MACCIOCCHI Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer

Base salary	Increased from $675,000 to $700,008
Target annual cash incentive	100% of base salary, or $700,000
Actual annual cash incentive	$1,295,000 or approximately 185% of base salary
Long-term incentives	$3,000,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Grew full-year Nutrition operating profits by 20% over 2020, while growing Nutrition revenue 14% on a constant currency basis[3], which is ahead of target and industry-leading.

•   Continued to expand our leadership position in fast-growing consumer categories with acquisitions of SojaProtein, PetDine, Deerland and FISA.

•   Drove customer engagement metrics in sales and marketing to record levels.

•   Maintained margins in an environment of increasing COGS.

MR. MORRIS Senior Vice President and President, Agricultural Services and Oilseeds

Base salary	Increased from $675,000 to $700,008
Target annual cash incentive	100% of base salary, or $700,000
Actual annual cash incentive	$1,330,000 or approximately 190% of base salary
Long-term incentives	$3,000,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Achieved record annual operating profit for the Ag Services and Oilseeds business segment.

•   Delivered on strategic initiatives that resulted in record ROIC.

•   Delivered exceptional risk management in a year of significant market volatility.

•   Announced Spiritwood, ND greenfield project and subsequent Marathon JV to process soybeans and supply oil to Marathon’s renewable green diesel plant.

3 Revenue on a constant currency basis is a financial measure that has not been calculated in accordance with GAAP). Annex A to this Proxy Statement offers a more detailed definition of this term, a reconciliation to the most directly comparable GAAP financial measure, and related disclosure about the use of this non-GAAP financial measure.

ADM Proxy Statement 2022	41

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

MR. TAETS Senior Vice President and President, Asia Pacific

Base salary	Unchanged at $700,008
Target annual cash incentive	100% of base salary, or $700,000
Actual annual cash incentive	$1,295,000 or approximately 179% of base salary
Long-term incentives	$2,800,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Led Asia Pacific to record net revenues and profits in 2021.

•   Executed strategic Asia Pacific regional growth, joint venture, and greenfield projects.

•   Successful turnaround of Indian operations.

•   During the first half of 2021, was responsible for Global Readiness & Global Procurement, and both exceeded their respective annual goals.

2021 ANNUAL CASH INCENTIVES

The annual cash incentive program aligns rewards with business results measured against specific strategic goals. At the start of each fiscal year, the Compensation and Succession Committee approves target annual cash incentive levels, expressed as a percentage of salary, for each NEO. Actual awards paid are based on both company performance (75% weight) and individual performance (25% weight). Payouts can range from 0% to a maximum of 200% depending on both company and individual performance.

COMPANY PERFORMANCE COMPONENTS

Company performance payout is determined by ADM’s adjusted EBITDA, our results on a set of strategic goals, and our adjusted return on invested capital (ROIC).4

Adjusted EBITDA

As a threshold matter, adjusted EBITDA must exceed $2.0 billion for payout to occur. If adjusted EBITDA for 2021 had been less than $2.0 billion, ADM would not have paid any annual incentives to the NEOs. If adjusted EBITDA for 2021 had been between $2.0 billion and $3.22 billion, the Compensation and Succession Committee would have had discretion to determine whether any payouts under the annual incentive plan would occur, and if so, the amounts of such payouts.

4 Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with GAAP, and are referred to as non-GAAP financial measures. Annex A to this Proxy Statement provides more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

42	ADM Proxy Statement 2022

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

If adjusted EBITDA for 2021 was above $3.22 billion, then an initial payout opportunity amount would be determined based on actual adjusted EBITDA results. The adjusted EBITDA goals and associated payout opportunity levels are shown below. Payout opportunity levels are interpolated for results that fall between specific goal amounts.

Adjusted EBITDA Achieved	Payout Opportunity

$4.37B & Above (+15% Above Plan)	200%

$4.18B (+10% Above Plan)	165%

$3.99B (+5% Above Plan)	130%

$3.8B (Plan Adjusted EBITDA)	100%

$3.61B (-5% Below Plan)	75%

$3.42B (-10% Below Plan)	55%

$3.23B (-15% Below Plan)	40%

Strategic Goals

Under the company performance component of our 2021 annual cash incentive program, the initial payout amount determined by actual adjusted EBITDA results as described above could be adjusted upward based on the company’s achievements of four equally-weighted strategic goals, each adding 5% to the initial payout amount if achieved:

Nutrition Adjusted Operating Profit Growth. ADM must realize an increase of 15% in year-over-year adjusted operating profit of the Nutrition reporting segment.

Safety. ADM must achieve a 10% year-over-year reduction in serious injuries and fatalities (SIFs).

1ADM. ADM must deliver first pilot of 1ADM Core SAP solution to first 3 Flavors locations in Europe.

Readiness. Readiness, which is a program that helps drive continuous improvement in our company particularly in execution, must achieve its bankable plan of $550 million of gross run-rate benefits.

Adjusted ROIC Multiplier

ROIC measures how effectively we are using invested capital.

As the last step in the company performance payout component of our 2021 annual cash incentive program, actual adjusted ROIC for 2021 is compared against the 7.0% adjusted ROIC target that was set for 2021, which represents the Company’s long term weighted average cost of capital. The result of that comparison leads to a multiplier of +/- 10%. In essence, the multiplier boosts the payout potential in years that our adjusted ROIC exceeds our target, and reduces the payout potential if adjusted ROIC falls below target expectations.

The adjusted ROIC multiplier is determined as follows:

Adjusted ROIC Achieved	Multiplier*	Effect of multiplier on payout

8.0% or greater	1.1	10% increase

7.0% (Target)	1.0	No change

6.0% or less	.9	10% decrease

* For Adjusted ROIC results between specific goals, the multiplier will be determined by linear interpolation.

ADM Proxy Statement 2022	43

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

2021 Company Performance Payout Component Calculation

For 2021, ADM attained the results shown below, leading to a company performance payout of 200.0% of target.

Our 2021 Adjusted EBITDA of $4.88 billion represented 200.0% of our goal.

In addition, 20% was added to the company performance portion of the payout as a result of the achievement of the strategic goals at the following levels:

1.	Achieving a >15% year-over-year increase in Nutrition adjusted operating profit. (+5%)

2.	Achieving a >10% year-over-year reduction in SIFs. (+5%)

3.	Delivering first pilot of 1ADM Core SAP solution to first 3 Flavors locations in Europe during the calendar year. (+5%)

4.	Surpassing our Readiness bankable plan of $550 million in gross run-rate benefits. (+5%)

Further, Adjusted ROIC for 2021 was 10.0%, resulting in a multiplier of 1.1.

Total company portion of annual cash bonus payout:

INDIVIDUAL PERFORMANCE COMPONENTS

Individual performance determines 25% of the annual cash bonus.

Our leaders are responsible for driving performance company-wide; their respective individual performance ratings are a result of their performance against goals for the year, including goals for the business units they run. The target individual performance percentage is 25%. For any NEO, however, the Compensation and Succession Committee has discretion to adjust this target percentage by +/- 5% increments based on the committee’s assessment of the NEO’s performance and contribution to the company’s success. As a result, individual payouts can range from 0% to 50%.

44	ADM Proxy Statement 2022

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

Based on business results in 2021, and the individual achievements summarized above under “Individual Compensation Decisions,” the Compensation and Succession Committee elected to award the following individual performance percentages to the NEOs:

Mr. Luciano	40%

Mr. Young	40%

Mr. Macciocchi	35%

Mr. Morris	40%

Mr. Taets	35%

The Compensation and Succession Committee considered the full board’s assessment of the Chairman and CEO’s performance and full company performance when approving Mr. Luciano’s individual performance percentage.

CALCULATION OF AWARD AMOUNTS

The formula used to calculate an annual cash incentive payout for the NEOs can be expressed as follows:

THE RESULTING ANNUAL CASH INCENTIVE FOR EACH NEO

Based on the determination of the company and individual performance factors as described above, the NEOs received the payouts set forth below.

Executive	Target Cash Incentive Opportunity (% of Salary)	Target Cash Incentive Opportunity ($)	Cash Bonus Payout Percentage	Actual FY2021 Cash Award

J. R. Luciano	200%	$2,800,000	190%	$5,320,000

R. G. Young	132%	$1,125,000	190%	$2,137,500

V. F. Macciocchi	100%	$700,000	185%	$1,295,000

G. A. Morris	100%	$700,000	190%	$1,330,000

J. D. Taets	100%	$700,000	185%	$1,295,000

EQUITY-BASED LONG-TERM INCENTIVES

ADM’s LTI program aligns the interests of executives with those of our stockholders by rewarding the creation of long-term stockholder value, supporting stock ownership, and motivating retention of our senior executives. Our performance-based LTI awards are based on the results of forward-looking metrics measured over a three-year performance period. In 2021, we divided LTI awards equally between performance share units (PSUs) and restricted stock units (RSUs) with three-year cliff vesting. We believe this forward-looking LTI program aligns our equity compensation with market practice and strengthens our executives’ focus on growth and future value creation for stockholders.

ADM Proxy Statement 2022	45

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

The February 2021 grants in the target amounts approved by the Compensation and Succession Committee are shown below.

The listed values represent the dollar amount of such awards, at target, as approved by the Compensation and Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation and Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for the compensation tables.

Executive	Target Equity Award

J. R. Luciano	$15,000,000

R. G. Young	$4,500,000

V. F. Macciocchi	$3,000,000

G. A. Morris	$3,000,000

J. D. Taets	$2,800,000

The terms of these equity awards are described below.

PSU VESTING

Except in cases that trigger accelerated vesting (described below), the 2021 PSUs will vest in three years upon the Compensation and Succession Committee’s determination of the company’s achievements, if any, against certain performance goals over a three-year performance period (2021–2023). Payouts can range from 0% to 200%, and the value of those payouts will depend upon the price of ADM’s common stock at the end of the performance period. Vested PSUs will be settled in shares of ADM common stock.

PSU PERFORMANCE METRICS

The performance metrics for the 2021 PSU awards are:

•	Average adjusted ROIC over the three-year performance period,[5]

•	CAGR of Nutrition adjusted operating profit (OP) over the three-year performance period, and

•	Relative TSR as compared to a defined peer group over the three-year performance period.

ROIC appears as a metric in both our short- and long-term incentive compensation plans, but it serves different purposes and has different weights in the two plans. One-year adjusted ROIC in our annual cash incentive plan demonstrates our short-term performance, while three-year average adjusted ROIC in the PSU award better reflects long-term results with an emphasis on growth and consistent return of our capital investments over time.

The defined peer group against which TSR is compared is more focused for the 2021 PSU awards than it was in prior years. This more focused peer group includes: Symrise AG, International Flavors & Fragrances, Inc., Olam International Limited, Bunge Limited, Ingredion Incorporated, The Andersons, Inc., and Green Plains Inc.

5 “Adjusted ROIC” for the performance period means the average of the annual percentage obtained by dividing the Adjusted ROIC Earnings for each fiscal year during the Performance Period by Adjusted Invested Capital for the same fiscal year. For this purpose, Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of ADM’s stockholders’ equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified adjustments as determined by the Compensation and Succession Committee to be appropriate.

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Compensation Discussion and Analysis

2021 Executive Compensation Decisions

The goals and associated payouts for these metrics are shown below. If results for average adjusted ROIC and CAGR of Nutrition adjusted OP fall between specific goals, the associated payout will be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	100% payout	150% payout	175% payout	200% payout

Average Adjusted ROIC	50%	Below 5.75%	6.5%	7.0%	7.5%	8.0%	9.0% or above

CAGR of Nutrition Adjusted OP	50%	Below 6% Growth	8% Growth	12% Growth	15% Growth	n/a	20% Growth

Relative TSR Modifier	+/- 10%

Based on ranking that compares ADM’s 3-year TSR against defined peer group

1st Rank – 1.1 Modifier

2nd Rank – 1.067 Modifier

3rd Rank – 1.033 Modifier

4th & 5th Rank – 1.0 Modifier

6th Rank – 0.967 Modifier

7th Rank – 0.933 Modifier

8th Rank – 0.9 Modifier

In establishing and measuring achievements against the goals shown above, the Compensation and Succession Committee retains discretion to make changes to reflect “material portfolio adjustments,” which are events that are unusual and infrequent, like significant acquisitions and divestitures. Absolute negative stock price will cap the modifier at 1.0, which equates to no change in payout.

RSU VESTING

Except in cases that trigger accelerated vesting (described below), RSUs vest three years after the grant date so long as the recipient is still employed by the company. During the vesting period, participants are paid dividend equivalents on their unvested RSUs. Vested RSUs will be settled in shares of ADM common stock.

CONDITIONS LEADING TO ACCELERATED VESTING

RSUs and PSUs will continue to vest as scheduled if an executive leaves the company because of disability or retirement (at age 55 or older with 10 or more years of service, or 65 years of age). Upon the death of an executive, the executive’s RSUs will vest immediately and the executive’s PSUs will vest immediately at the target level. A detailed description of change in control provisions that may lead to accelerated vesting appears under the header “Employment Agreements, Severance, and Change in Control Benefits” below.

EQUITY AWARDS GRANTED IN 2019 WITH A PERFORMANCE PERIOD THAT ENDED IN 2021

In 2019, ADM granted PSUs to our then-NEOs with a three-year performance period (2019-2021). The 2019 PSUs provided that if our cumulative adjusted EBITDA for the performance period was less than $7.0 billion, no PSUs would be earned or vest. ADM’s cumulative adjusted EBITDA for 2019-2021 was $12.049 billion, and therefore, the threshold requirement was met.

The performance metrics for the 2019 PSU awards were:

•	Relative TSR performance as compared to the companies in the S&P 100 Index over the three-year performance period,

•	Average adjusted ROIC over the three-year performance period, and

•	Cumulative adjusted EBITDA over the three-year performance period.

ADM Proxy Statement 2022	47

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

The weighting, goals, and associated payout factors for these metrics are shown below. For average adjusted ROIC and cumulative adjusted EBITDA, if results were to fall between specific goals, the associated payout would be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	75% payout	100% payout	150% payout	175% payout	200% payout

Relative TSR	25%	Below 30th percentile	30th percentile	Between 30th percentile and median	Median	Between median and top quartile	n/a	Top quartile

Adjusted ROIC	25%	Below 6.5%	6.5%	n/a	7.0%	7.5%	8.0%	8.5% and above

Adjusted EBITDA	50%	Below $9.0 billion	$9.0 billion	n/a	$10.0 billion	$10.75 billion	n/a	$11.25 billion

On February 2, 2022, the Compensation and Succession Committee determined the degree to which the performance metrics under the 2019 PSUs were attained, and the resulting payout level relative to the target amount for each metric. For the performance period of 2019-2021:

•	Relative TSR was at the 48th percentile, falling slightly below median, and therefore the resulting payout factor relative to the target amount for that metric was 75%,

•	Average adjusted ROIC was 8.4%, and therefore the resulting payout factor was 195%, and

•	Cumulative adjusted EBITDA was $12.049 billion, and therefore the resulting payout factor relative to the target amount for that metric was 200%.[6]

The weightings applicable to each of the metrics were then applied to the percentage payout level for each metric, resulting in a weighted payout percentage of 167.5% of the target number of PSUs. Based on these determinations, the Compensation and Succession Committee approved the following number of PSUs earned for each NEO pursuant to the 2019 PSUs:

Executive	Target Number of 2019 PSUs	Actual Number of 2019 PSUs Earned

J. R. Luciano	162,908	272,871

R. G. Young	56,391	94,455

V. F. Macciocchi	35,088	58,773

G. A. Morris	35,088	58,773

J. D. Taets	35,088	58,773

All of the earned PSUs shown in the table above vested on February 14, 2022.

6 Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with GAAP, and are referred to as non-GAAP financial measures. Annex A to this Proxy Statement provides more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

48	ADM Proxy Statement 2022

Compensation Discussion and Analysis

2021 Executive Compensation Decisions

CHANGES TO 2022 COMPENSATION PROGRAMS

The Compensation and Succession Committee made changes to the short-term and long-term incentive compensation plans for performance periods beginning in 2022. These changes were designed to better align with the strategic direction of the company.

Changes to the 2022 annual cash incentive bonus included: lowering the weighting of the adjusted EBITDA performance factor from 100% of company performance to 50%; maintaining strategic goals with an aggregate weighting of 25% instead of them being additive to the total payout; and maintaining the +/- 10% ROIC modifier for continued focus on returns.

Changes to the 2022 PSU awards included: changing the weightings from 50% PSUs and 50% RSUs to 60% PSUs and 40% RSUs; introducing a new 50% metric of earnings per share; maintaining the adjusted ROIC metric at 50%; and increasing the impact of the modifier from +/- 10% to +/-15% and replacing the relative TSR metric for the modifier with a two-goal ESG metric: (1) progress toward gender parity, and (2) absolute reduction in greenhouse gas emissions over the three-year performance period.

The Committee may consider the effects of a global pandemic and other economic and environmental pressures negatively impacting results.

In addition, in February 2022, the Compensation and Succession Committee increased our stock ownership guidelines for our CEO from 6x to 10x and for all other Executive Council members from 3x to 4x, as described further below in the section titled “Compensation Policies and Governance – Executive Stock Ownership.”

ADM Proxy Statement 2022	49

Compensation Discussion and Analysis

Peer Group

Peer Group

The Compensation and Succession Committee utilizes the S&P 100 Index as a peer group to evaluate whether executive officer pay levels are aligned with performance on a relative basis and to assess relative total stockholder return for the PSUs granted prior to 2021. We believe the large peer group is relevant for ADM because we compete for talent and investments across a wide range of industries. Moreover, our diverse business encompasses aspects of several industries; we do not have a direct competitor — in terms of size, focus or business mix — in the public markets. As a result, the Compensation and Succession Committee believes it is appropriate to consider a broad spectrum of compensation levels and investment returns to arrive at our NEO compensation.

Company Name
3M Company
Abbott Laboratories
AbbVie Inc.
Accenture plc
Alphabet Inc.
Amazon.com, Inc.
American Express Company
American International Group, Inc.
AmerisourceBergen Corporation
Anthem, Inc.
Apple Inc.
Archer-Daniels-Midland Company
AT&T Inc.
Bank of America Corporation
Berkshire Hathaway Inc.
Best Buy Co., Inc.
Bristol Myers Squibb Company
Capital One Financial Corporation
Cardinal Health, Inc.
CarMax, Inc.
Caterpillar Inc.
Centene Corporation
Charter Communications, Inc.
Chevron Corporation
Chubb Limited
Cigna Corporation
Cisco Systems, Inc.
Citigroup Inc.
Comcast Corporation
ConocoPhillips
Costco Wholesale Corporation
CVS Health Corporation
Deere & Company
Dollar General Corporation
Dow, Inc
Exelon Corporation
Exxon Mobil Corporation
FedEx Corporation
Ford Motor Company
General Dynamics Corporation
General Electric Company
General Motors Company
HCA Healthcare, Inc.
Honeywell International Inc.
HP Inc.
Humana Inc.
Intel Corporation
International Business Machines Corporation
Johnson & Johnson
JPMorgan Chase & Co.

Company Name
Linde plc
Lockheed Martin Corporation
Lowe’s Companies, Inc.
LyondellBasell Industries N.V.
Marathon Petroleum Corporation
McKesson Corporation
Medtronic plc
Merck & Co., Inc.
Meta Platforms, Inc.
MetLife, Inc.
Micron Technology, Inc.
Microsoft Corporation
Morgan Stanley
Netflix, Inc.
NIKE, Inc.
Northrop Grumman Corporation
Nucor Corporation
Oracle Corporation
Pepsico, Inc.
Pfizer Inc.
Philip Morris International Inc.
Phillips 66
Prudential Financial, Inc.
QUALCOMM Incorporated
Raytheon Technologies Corporation
Starbucks Corporation
Sysco Corporation
T-Mobile US, Inc
Target Corporation
Tesla, Inc.
The Allstate Corporation
The Boeing Company
The Coca-Cola Company
The Goldman Sachs Group, Inc.
The Home Depot, Inc.
The Kroger Co.
The Procter & Gamble Company
The Progressive Corporation
The TJX Companies, Inc.
The Travelers Companies, Inc.
The Walt Disney Company
Thermo Fisher Scientific Inc.
Tyson Foods, Inc.
United Parcel Service, Inc.
UnitedHealth Group Incorporated
Valero Energy Corporation
Verizon Communications Inc.
Walgreens Boots Alliance, Inc.
Wal-Mart, Inc.
Wells Fargo & Company

50	ADM Proxy Statement 2022

Compensation Discussion and Analysis

Benefits

Benefits

In addition to the direct elements of pay described above, ADM offers benefits to our NEOs to provide for basic health, welfare, and income security needs and to ensure that our compensation packages are competitive. With few exceptions, such as supplemental benefits provided to employees whose benefits under broad-based plans are limited under applicable tax laws, our policy is to offer the same benefits to all U.S. salaried employees as are offered to the NEOs.

Retirement Program	Eligibility	Description
401(k) and ESOP	All salaried employees

Qualified defined contribution plan where employees may defer up to 75% of eligible pay, or up to $19,500 for 2021. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)). Employees also may defer traditional after-tax contributions into the plan for a total $57,000 savings opportunity including all contribution types (pre-tax, Roth, and after tax) plus any ADM matching and 1% non-elective contributions. Employees who are 50 years of age or older can elect to make additional contributions of up to $6,500 for 2021.

ADM Retirement Plan	All salaried employees

Newly-hired eligible employees and those who had less than 5 years of service as of January 1, 2009, participate in a qualified cash balance pension formula where the benefit is based on an accrual of benefit at a stated percentage of the participant’s base compensation each year. Those employees who had 5 or more years of service as of January 1, 2009, participate in a qualified traditional defined benefit formula where the benefit is based on number of years of service and final average earnings. (Final average earnings is the average of monthly compensation over a 60 consecutive month period within the employee’s last 180-month period of employment that produces the highest average.) Effective January 1, 2022, participants in the traditional defined benefit pension will begin to accrue benefits under the cash balance pension formula.

Deferred Compensation Plan	Employees with salaries above $175,000

Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until designated future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) and ESOP.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits

Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive the same retirement benefit they would have received if not for certain limitations under applicable tax law.

Healthcare and Other Benefits. NEOs receive the same healthcare benefits as other employees, except that we provide executive physicals and related services to our senior executives who serve on the Executive Council. We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time off; holidays; and a matching gifts program for charitable contributions.

Perquisites. Consistent with our pay-for-performance philosophy, we limit executive perquisites. Any NEO who receives a perquisite is individually responsible for any associated taxes.

The Compensation and Succession Committee allows our Chairman and CEO to have access to Company chartered aircraft for personal use for security and efficiency reasons. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

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Compensation Discussion and Analysis

Compensation Policies and Governance

Compensation Policies and Governance

EXECUTIVE STOCK OWNERSHIP

The Board of Directors believes it is important for each member of senior management to maintain a significant ownership position in shares of ADM’s common stock to further align their interests with the interests of our stockholders. Accordingly, we require each member of senior management to own shares of common stock with a value at least equal to a specified multiple of his or her annual base salary. In February 2022, the Compensation and Succession Committee increased the stock ownership guidelines for our CEO from 6x to 10x and for all other Executive Council members from 3x to 4x. Shares that count toward the ownership levels include shares owned outright, shares owned by immediate family members or a related trust if previously owned by the executive, shares held through the 401(k) plan, and unvested time-based RSUs. Stock options, whether exercisable or not, and unvested PSUs do not count toward determining whether the ownership level is met. Executives may not sell any company securities until the applicable guideline is met. As shown below, each of our NEOs exceeds the applicable ownership guideline by a significant margin.

Executive	Ownership Guideline as a Multiple of Salary	Actual Ownership as of March 14, 2022

J. R. Luciano	10.0x	82.3x

R. G. Young	4.0x	51.2x

V. F. Macciocchi	4.0x	27.1x

G. A. Morris	4.0x	29.1x

J. D. Taets	4.0x	35.5x

TIMING OF GRANTS

The Compensation and Succession Committee approves all equity awards to NEOs at a meeting during the first quarter of each fiscal year, and awards are issued promptly thereafter. There is no attempt to time these grants in relation to the release of material, non-public information. Under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, fair market value is the closing market price of ADM’s common stock on the last trading day prior to the date of grant. In addition to annual awards, NEOs may receive awards when they join the company or change their job status, including promotions.

CLAWBACK PROVISIONS

We include clawback provisions in the company’s long-term incentive award agreements that provide us with the ability to recover this compensation for a broad range of reasons. Specifically, this policy provides for the recoupment of any cash or equity incentive awards made to NEOs and certain other members of senior management for a period of three years from the vesting date in the event of a financial restatement or ethical misconduct. In addition, our equity awards incorporate post-vesting non-competition and non-solicitation restrictions. Any violation of these provisions could be cause for the company to initiate a clawback proceeding. Our aggressive approach to recoupment of long-term incentive compensation reflects the company’s commitment to protecting stockholder value.

PROHIBITION ON INSIDER TRADING AND HEDGING

Pursuant to ADM’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the company’s stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, or equity swaps or collars; or enter into other transactions that are designed to hedge or offset decreases in the price of the company’s securities. In addition, directors and those officers and employees who have been notified by the Law Department that they are subject to the requirements of Section 16 of the Exchange Act are prohibited from pledging company securities as collateral, and any other employee wishing to enter into such an arrangement must first consult with, and comply with the directions of, the Law Department.

Our Insider Trading Policy also provides that all transactions in ADM securities by directors, NEOs, and certain other officers and employees must be pre-cleared by the Law Department.

SECTION 162(M) OF THE INTERNAL REVENUE CODE EFFECTS ON THE COMPANY

Section 162(m) of the Internal Revenue Code precludes the company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” as defined under Section 162(m).

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Compensation Discussion and Analysis

Employment Agreements, Severance, and Change in Control Benefits

Although a previous exception to this limit for “performance-based” compensation has since been eliminated, the Compensation and Succession Committee continues to believe that a significant portion of our executives’ compensation should be tied to the company’s performance and that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted. The Compensation and Succession Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the company’s overall tax position. Therefore, the changes to Section 162(m) have not significantly impacted the design of our executive compensation program.

EVALUATION OF RISK IN OUR COMPENSATION PROGRAMS

On an ongoing basis, the Compensation and Succession Committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with our board of directors if warranted. To date, we have not identified any incentive compensation features that encourage inappropriate risk-taking. To ensure we are considering all possibilities objectively, we engage an outside consultant every other year to review the company’s programs and independently assess the risk in them.

In 2021, the company engaged an outside consultant, The Korn Ferry Hay Group (KFHG), to assist the Compensation and Succession Committee in evaluating the risk in our compensation programs. As part of its independent assessment, KFHG reviewed all of the company’s incentive compensation programs and determined that none encourages inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation and Succession Committee in November 2021.

Another independent review of the company’s incentive programs will be conducted during 2023 and reported to the Compensation and Succession Committee.

LIABILITIES ASSOCIATED WITH RETIREMENT PROGRAMS

The Compensation and Succession Committee is mindful that our non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. We generally do not set amounts aside in a “rabbi” trust for the benefit of participants in these plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a change in control of the company. These triggers provide some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain plans at or near a full funding level relative to the accrued benefit obligation.

Employment Agreements, Severance, and Change in Control Benefits

NO EMPLOYMENT CONTRACTS

None of our NEOs has an employment contract or separation agreement. Consistent with our approach of rewarding performance, employment is not guaranteed, and either ADM or any NEO may terminate the employment relationship at any time.

ADM maintains a severance program that serves as a guideline for severance benefits that may be provided to various levels of employees, including the NEOs, upon termination of their employment without cause, but the program does not give anyone a contractual right to receive any severance benefits. The Compensation and Succession Committee generally requires a terminated employee to enter into a non-competition and/or non-solicitation agreement in exchange for receiving severance.

CHANGE IN CONTROL PROVISIONS

Upon a change in control of the company, NEOs may receive certain protections related to their LTI awards (as described below), and other compensation detailed in the sections titled “Pension Benefits,” “Nonqualified Deferred Compensation,” and “Termination of Employment and Change in Control Arrangements.” NEOs are not eligible to receive any other cash severance, continued health and welfare benefits, tax gross ups, or other change in control benefits.

Our incentive compensation plans provide non-employee directors and all employees, including executive officers, change in control protections for their LTI awards. For awards granted in 2017 and later, if a change in control occurs with respect to the company, the RSUs held by executive officers generally will vest immediately, and the PSUs will vest on a modified pro rata basis, if the equity award is not assumed or replaced. The same accelerated vesting provisions will

ADM Proxy Statement 2022	53

Compensation Discussion and Analysis

Employment Agreements, Severance, and Change in Control Benefits

apply if an award is assumed or replaced, but the executive officer’s employment is terminated for reasons other than for cause or good reason within 24 months of the change in control (referred to as “double-trigger” vesting). We adopted double-trigger accelerated vesting to provide our executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change in control of the company. This assurance increases the value of these awards to the executives (which in turn enhances retention) and makes it easier for our executives to focus on the potential benefits of a change in control for our stockholders without conflicting concerns about their own financial situations.

COMPENSATION AND SUCCESSION COMMITTEE REPORT

The Compensation and Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chair

M. S. Burke

S. F. Harrison

L. Z. Schlitz

COMPENSATION AND SUCCESSION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Succession Committee is or has been an employee of the company or any of the company’s subsidiaries. There are no interlocking relationships between the company and other entities that might affect the determination of the compensation of the company’s executive officers.

54	ADM Proxy Statement 2022

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal years noted in the table of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J. R. LUCIANO Chairman, CEO and President	2021	1,400,004	—	15,939,571	—	5,320,000	59,843	789,423	23,508,841
	2020	1,400,004	—	15,940,148	—	4,507,300	112,853	789,323	22,749,628
	2019	1,383,338	—	13,641,916	—	2,898,000	93,298	757,710	18,774,263
R. G. YOUNG Vice Chairman and CFO	2021	850,008	—	4,781,915	—	2,137,500	35,050	290,501	8,094,974
	2020	850,008	—	5,844,739	—	1,754,719	74,554	289,174	8,813,194
	2019	845,848		4,722,182	—	1,164,375	61,783	247,521	7,041,709
V. F. MACCIOCCHI Senior Vice President,	2021 2020	695,840 675,000	— —	3,187,979 4,250,761	— —	1,295,000 1,086,581	24,191 43,181	206,514 250,554	5,409,524 6,306,077
President, Nutrition, and Chief Sales and Marketing Officer	2019	669,168	—	2,938,269	—	664,875	29,335	146,870	4,448,517
G. A. MORRIS Senior Vice President and President, Ag Services and Oilseeds	2021	695,840	—	3,187,979	—	1,330,000	—	203,404	5,417,223
	2020	675,000	—	4,250,761	—	1,086,581	730,151	200,153	6,942,646
	2019	670,834	—	2,938,269	—	664,875	818,206	161,865	5,254,049
J. D. TAETS Senior Vice President and President, Asia Pacific	2021	700,008	—	2,975,476	—	1,295,000	—	420,610	5,391,094
	2020	700,008	—	3,878,766	—	1,091,825	746,347	198,279	6,615,225
	2019	700,008	—	2,938,269	—	794,500	857,911	171,029	5,461,717

(1) Stock awards in 2021 consisted of RSU awards and PSU awards. The amounts reported in this column represent the aggregate grant date fair value of the RSU awards for fiscal years 2021, 2020, and 2019 and of the target level of the PSU awards for fiscal years 2021, 2020 and 2019. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements for the fiscal years ended December 31, 2021, December 31, 2020, and December 31, 2019. The grant date fair value of the 2021 RSUs and the grant date fair value of the 2021 PSUs if target performance and maximum performance is achieved are as follows:

		PSUs
Name	RSUs	Target	Maximum

J. R. Luciano	$7,969,785	$7,969,785	$15,939,571

R. G. Young	$2,390,957	$2,390,957	$4,781,915

V. F. Macciocchi	$1,593,990	$1,593,990	$3,187,979

G. A. Morris	$1,593,990	$1,593,990	$3,187,979

J. D. Taets	$1,487,738	$1,487,738	$2,975,477

(2) No options were issued in 2019, 2020 or 2021.

(3) The amounts reported in this column represent amounts earned under our annual incentive plan during each of the respective fiscal periods shown. In each case, the amounts were paid shortly after the close of the applicable fiscal period.

(4) The amounts reported in this column for 2021 represents the aggregate change in actuarial present value of each named executive officer’s (NEO’s) accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2020 to December 31, 2021, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. For 2021, Messrs. Morris and Taets’ aggregate change in actuarial present value was negative, and therefore in accordance with SEC rules, the value shown in the table is zero. The aggregate change in actuarial present value was negative $8,539 for Mr. Morris and negative $111,753 for Mr. Taets. No NEO received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2021 were an interest rate of 3.15% for the ADM Retirement Plan, an interest rate of 2.82% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2021. The assumptions used to value pension liabilities on December 31, 2020 were an interest rate of 2.84% for the ADM Retirement Plan, an interest rate of 2.47% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2020.

(5) The amounts reported in this column for 2021 include costs for use of company-leased aircraft, relocation expenses, value of company-provided life insurance, imputed value of company-provided life insurance, costs for executive healthcare services, dividend equivalents paid on unvested RSUs, company contributions under the 401(k) and ESOP, charitable gifts

ADM Proxy Statement 2022	55

Executive Compensation

Grants of Plan-Based Awards During Fiscal Year 2021

pursuant to the company’s matching charitable gift program which is available to substantially all full-time employees and non-employee directors and, for Mr. Taets, expenses related to certain expatriate tax services and tax gross ups related thereto. Specific perquisites and other items applicable to each NEO listed are identified below by an “X”. Where a perquisite or benefit exceeded $10,000 for an individual, the dollar amount is given. Amounts reported in this column for 2020 and 2019 have been updated to include the dividend equivalent amounts paid on unvested RSUs in each of those years.

Name	Personal Aircraft Use	Relocation Expenses	Expatriate Tax & Gross-Up Expenses	Imputed Income	Health Insurance Company Paid Premiums	Executive Healthcare Services	Dividend Equivalents Paid on Unvested RSUs	Matching Charitable Gifts	401(k) Company Contributions

J. R. Luciano	29,113			X	12,869	X	718,567	X	$14,500

R. G. Young				X	18,857	X	246,055	X	$14,500

V. F. Macciocchi				X	18,833	X	165,606	X	$14,500

G. A. Morris				X	19,133	X	166,546	X	$14,500

J. D. Taets		26,399	205,554	X	10,303	X	158,345	X	$14,500

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to items such as executive healthcare services and relocation expenses, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-leased aircraft, incremental cost is based solely on variable costs under the agreements with the lessor of the aircraft, and does not include fixed or other costs.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2021

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. R. LUCIANO
Annual Cash Incentive Plan Award			0	2,800,000	5,600,000
Performance Share Unit Award	2/11/21	2/3/21				0	146,342	292,684		7,969,785
Restricted Stock Unit Award	2/11/21	2/3/21							146,342	7,969,785
R. G. YOUNG
Annual Cash Incentive Plan Award			0	1,125,000	2,250,000
Performance Share Unit Award	2/11/21	2/3/21				0	43,903	87,806		2,390,957
Restricted Stock Unit Award	2/11/21	2/3/21							43,903	2,390,957
V. F. MACCIOCCHI
Annual Cash Incentive Plan Award			0	700,000	1,400,000
Performance Share Unit Award	2/11/21	2/3/21				0	29,269	58,538		1,593,990
Restricted Stock Unit Award	2/11/21	2/3/21							29,269	1,593,990
G. A. MORRIS
Annual Cash Incentive Plan Award			0	700,000	1,400,000
Performance Share Unit Award	2/11/21	2/3/21				0	29,269	58,538		1,593,990
Restricted Stock Unit Award	2/11/21	2/3/21							29,269	1,593,990
J. D. TAETS
Annual Cash Incentive Plan Award			0	700,000	1,400,000
Performance Share Unit Award	2/11/21	2/3/21				0	27,318	54,636		1,487,738
Restricted Stock Unit Award	2/11/21	2/3/21							27,318	1,487,738

(1) The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718. With respect to the PSUs the value represents the probable outcome of the performance condition using target payout levels. See Footnote 1 to the Summary Compensation Table for additional detail.

56	ADM Proxy Statement 2022

Executive Compensation

Grants of Plan-Based Awards During Fiscal Year 2021

All of the awards in the table above were granted under our 2020 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — 2021 Executive Compensation Decisions — 2021 Annual Cash Incentives” for more information about our annual cash incentive plan.

The awards shown in the column designated “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table above are PSU awards and vest in three years if the company achieves certain performance goals over a three-year performance period (2021 – 2023). The 2021 PSU metrics are: (i) the degree to which the company achieves specified average Adjusted ROIC goals over the 2021 – 2023 performance period (50% weighting), and (ii) the degree to which the company’s Nutrition segment achieves adjusted operating profit compound annual growth rate goals over the 2021 – 2023 performance period (50% weighting). The number of 2021 PSUs that may be earned following the application of such performance goals against actual performance will be subject to a relative TSR modifier of up to +/- 10%. See “Compensation Discussion and Analysis — 2021 Executive Compensation Decisions — Equity-Based Long-Term Incentives” for more information about the 2021 PSUs.

All of the awards shown in the “All Other Stock Awards” column in the table above are RSUs awards and vest in full three years after the date of the grant. Under the terms of the RSU award agreements, the recipient of the award may receive cash dividend equivalents on RSUs prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on RSUs are paid at the same rate as dividends to our stockholders generally.

The 2021 RSU and PSU awards are subject to double-trigger accelerated vesting and payout upon a change in control only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such instance the 2021 RSU awards will vest in full immediately, and the number of 2021 PSU awards that vest will be equal to the greater of the target number of PSUs and the number of PSUs earned based on actual performance during the truncated performance period. Upon the death of an award recipient, vesting of the RSU awards will accelerate in full and the PSU awards will vest at target. If an award recipient’s employment ends as a result of disability or retirement, both the RSU and PSU awards will continue to vest in accordance with the original vesting schedule. If an award recipient’s employment ends for any other reason, unvested RSU and PSU awards will be forfeited. With respect to each of the RSU and PSU awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition, non-solicitation, or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

The impact of a termination of employment or change in control of our company on RSU and PSU awards held by our named executive officers is quantified in the “Termination of Employment and Change in Control Arrangements” section below.

ADM Proxy Statement 2022	57

Executive Compensation

Outstanding Equity Awards at Fiscal Year 2021 Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2021 YEAR-END

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of December 31, 2021.

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. R. LUCIANO	2-11-2016	931,099	—	33.18	2-11-2026
	2-12-2015	324,821	—	46.92	2-12-2025
	2-13-2014	234,531	—	40.65	2-13-2024
	2-21-2013	51,664	—	32.50	2-21-2023
	8-16-2012	216,585	—	26.25	8-16-2022
						483,994	32,713,155	321,086	21,702,203
R. G. YOUNG	2-11-2016	346,908	—	33.18	2-11-2026
	2-12-2015	214,836	—	46.92	2-12-2025
	2-13-2014	184,631	—	40.65	2-13-2024
	2-21-2013	31,503	—	32.50	2-21-2023
	8-16-2012	123,763	—	26.25	8-16-2022
						164,367	11,109,566	107,976	7,298,098
V. F. MACCIOCCHI	2-11-2016	93,110	—	33.18	2-11-2026	110,956	7,499,516	75,868	5,127,918
G. A. MORRIS	2-11-2016	89,793	—	33.18	2-11-2026
	2-12-2015	28,046	—	46.92	2-12-2025
						110,956	7,499,516	75,868	5,127,918
J. D. TAETS	2-11-2016	115,126	—	33.18	2-11-2026
	2-12-2015	75,743	—	46.92	2-12-2025
	2-13-2014	70,285	—	40.65	2-13-2024
						104,927	7,092,016	69,839	4,720,418

(1) Stock option awards vest at a rate of 20% of the subject shares per year on each of the first five anniversaries of the grant date.

(2) The RSUs reported in this column vest on the dates and in the amounts set forth below.

	Restricted Stock Units Vesting On:
Name	2/14/22	2/13/23	2/11/24

J. R. Luciano	162,908	174,744	146,342

R. G. Young	56,391	64,073	43,903

V. F. Macciocchi	35,088	46,599	29,269

G. A. Morris	35,088	46,599	29,269

J. D. Taets	35,088	42,521	27,318

(3) Based on the closing market price of a share of our common stock on the New York Stock Exchange on December 31, 2021, which was $67.59.

(4) The PSUs reported in this column represent 2020 PSU and 2021 PSU awards that each will vest at the end of the three-year performance period. The number of PSUs that the executive officer will receive is dependent upon the achievement of certain financial metrics approved by the Compensation and Succession Committee measuring, in the case of the 2020 PSUs, Adjusted ROIC, Nutrition segment adjusted operating profit growth and a relative TSR modifier, and in the case of the 2021 PSUs, Adjusted ROIC, Nutrition segment adjusted operating profit compound annual growth and a relative TSR modifier. The amount of PSU units shown is the target number of units that could be earned and paid out in shares.

58	ADM Proxy Statement 2022

Executive Compensation

Option Exercises and Stock Vested During Fiscal Year 2021

The company did not assign a threshold unit amount to the 2020 or 2021 PSU awards. This table does not include the 2019 PSU awards that were earned for the 2019-2021 performance period, because those earned PSUs were not subject to an additional service-based vesting period and instead vested upon the Compensation and Succession Committee’s determination of the number of PSUs earned. The earned 2019 PSUs are reported in the “—Option Exercises and Stock Vested During Fiscal Year 2021” table.

	Performance Stock Units:
Name	Performance Period 1/1/20 to 12/31/22	Performance Period 1/1/21 to 12/31/23

J. R. Luciano	174,744	146,342

R. G. Young	64,073	43,903

V. F. Macciocchi	46,599	29,269

G. A. Morris	46,599	29,269

J. D. Taets	42,521	27,318

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2021

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2021 and RSU and PSU awards to the named executive officers that vested during that same period.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)(2)	Value Realized on Vesting ($)(3)

J. R. LUCIANO	—	—	425,311	29,360,402

R. G. YOUNG	—	—	145,904	10,089,712

V. F. MACCIOCCHI	—	—	91,802	6,334,747

G. A. MORRIS	—	—	94,343	6,476,332

J. D. TAETS(4)	43,711	996,508	94,343	6,476,332

(1) Represents the difference between the market value of the shares acquired upon exercise (calculated using the sale price of the shares on the NYSE on the date preceding the exercise date) and the aggregate exercise price of the shares acquired.

(2) Reflects vesting of the 2018 RSUs during 2021, and the number of 2019 PSUs that were earned for the 2019-2021 performance period and vested upon the Compensation and Succession Committee’s determination of the number of PSUs earned.

(3) Represents the market value of the shares issued in settlement of 2018 RSU and 2019 PSU awards on the date the awards vested, calculated using the closing sale price reported on the NYSE on the trading date immediately prior to the vesting date, before shares were withheld for taxes.

(4) Mr. Taets exercised: (a) 24,539 options at a strike price of $33.18 on February 12, 2021; (b) 13,861 options at a strike price of $32.50 on February 12, 2021; and (c) 5,311 options at a strike price of $26.25 on February 12, 2021.

ADM Proxy Statement 2022	59

Executive Compensation

Pension Benefits

PENSION BENEFITS

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2021.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

J. R. LUCIANO	ADM Retirement Plan	11	126,224	0
	ADM Supplemental Retirement Plan	11	443,723	0

R. G. YOUNG	ADM Retirement Plan	11	130,814	0
	ADM Supplemental Retirement Plan	11	268,691	0

V. F. MACCIOCCHI	ADM Retirement Plan	10	70,096	0
	ADM Supplemental Retirement Plan	10	98,941	0

G. A. MORRIS	ADM Retirement Plan	27	1,059,322	0
	ADM Supplemental Retirement Plan	27	1,926,475	0

J. D. TAETS	ADM Retirement Plan	34	1,508,646	0
	ADM Supplemental Retirement Plan	34	2,849,696	0

(1) The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2021. For each of the named executive officers, the number of years of credited service is equal to the number of actual years of service with our company.

(2) The assumptions used to value pension liabilities as of December 31, 2021 were an interest rate of 3.15% for the ADM Retirement Plan and 2.82% for the ADM Supplemental Retirement Plan and mortality was determined under the PRI-2012 mortality table, with a white collar adjustment, projected generationally using scale MP-2021. Mr. Morris and Mr. Taets participate in the final average pay formula under the ADM Retirement Plan and the ADM Supplemental Retirement Plan, while Mr. Luciano, Mr. Young and Mr. Macciocchi participate in the cash balance formula under those plans. The amounts reported for Mr. Luciano, Mr. Young and Mr. Macciocchi are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2021. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 2.06% interest rate, converting to a single-life annuity as of age 65, and then discounting back to December 31, 2021 using the assumptions specified above. The total account balance for Mr. Luciano at December 31, 2021 under the Retirement and Supplemental Plans was $409,347.58, the total account balance for Mr. Young at December 31, 2021 under the Retirement and Supplemental Plans was $289,492.25 and the total account balance for Mr. Macciocchi at December 31, 2021 under the Retirement and Supplemental Plans was $127,516.51, which are the amounts that would have been distributable if such individuals had terminated employment on that date.

QUALIFIED RETIREMENT PLAN

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash balance formula. The cash balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit and five years of service or more prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash balance formula does not apply continue to be determined under the traditional final average pay formula. Messrs. Luciano, Young, and Macciocchi participate in the cash balance formula, while Messrs. Morris and Taets participate in the final average pay formula.

A participant whose accrued benefit is determined under the cash balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the schedule to the right.

AGE + SERVICE	PAY

Less than 40	2.00%

at least 40 but less than 50	2.25%

at least 50 but less than 60	2.50%

at least 60 but less than 70	3.00%

at least 70 but less than 80	3.50%

80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant

60	ADM Proxy Statement 2022

Executive Compensation

Supplemental Retirement Plan

whose accrued benefit under the final average pay formula was converted to the cash balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over 60 consecutive months during the last 15 years of employment. The final average pay formula provides a benefit of 36.0% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 0.5% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. All participants under the final average pay formula are vested in their benefits under the Retirement Plan, based on five years of service.

Earnings for purposes of the cash balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan pre-tax deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash balance participants may also elect a lump-sum payment option.

In December 2017, the Retirement Plan was amended to freeze final average pay formula benefit accruals as of December 31, 2021 for all active final average pay formula participants in the Retirement Plan on that date. Final average pay accrued benefits would be calculated as if the participant terminated employment on the earlier of their actual termination date or December 31, 2021. The final average pay benefit will not be converted to a cash balance benefit, but will remain subject to the final average pay benefit rules. As of January 1, 2022, all Retirement Plan participants will accrue future benefits under the cash balance formula, based on their age and total years of service.

SUPPLEMENTAL RETIREMENT PLAN

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation and Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash balance formula participant and five years of service for a final average pay formula participant for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code.

ADM Proxy Statement 2022	61

Executive Compensation

Nonqualified Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended December 31, 2021.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at 12/31/21 ($)

J. R. LUCIANO	0	0	0	0

R. G. YOUNG	0	0	0	0

V. F. MACCIOCCHI	0	0	0	0

G. A. MORRIS	0	0	0	0

J. D. TAETS	0	(204)	45,241	0

(1) The amount reported in this column reflects a net loss for the fiscal year ended December 31, 2021.

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”, respectively). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation and Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only.

Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k) and ESOP. No “make-whole” company credits were made on behalf of the named executive officers for fiscal year 2021.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to 20 years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and ESOP. These investment options are listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change in control or potential change in control, as defined in the plans.

62	ADM Proxy Statement 2022

Executive Compensation

Termination of Employment and Change in Control Arrangements

In fiscal year 2021, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2021 Cumulative Return (1/1/21 to 12/31/21)

Dodge & Cox Stock	31.73%

Aristotle Small Cap Equity Collective Trust—Class B	19.27%

T. Rowe Price Institutional Mid-Cap Equity Growth	15.52%

T. Rowe Price Institutional Large-Cap Growth Fund I Class	23.18%

Vanguard Institutional 500 Index Trust	28.70%

Vanguard International Growth—Admiral Shares	-0.74%

Vanguard Target Retirement 2015 Trust I	5.80%

Vanguard Target Retirement 2020 Trust I	8.24%

Vanguard Target Retirement 2025 Trust I	9.91%

Vanguard Target Retirement 2030 Trust I	11.48%

Vanguard Target Retirement 2035 Trust I	13.08%

Vanguard Target Retirement 2040 Trust I	14.70%

Vanguard Target Retirement 2045 Trust I	16.34%

Vanguard Target Retirement 2050 Trust I	16.60%

Vanguard Target Retirement 2055 Trust I	16.61%

Vanguard Target Retirement 2060 Trust I	16.60%

Vanguard Target Retirement 2065 Trust I	16.56%

Vanguard Target Retirement Income Trust I	5.25%

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of our company. See the tabular disclosure and narrative description under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections above for detail regarding payments that would result from a termination of employment or change in control of our company under our pension and nonqualified deferred compensation plans.

Under the terms of our stock option agreements, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement, or cause, a recipient forfeits any interest in the unvested portion of any option but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

Under the terms of our 2019, 2020, and 2021 RSU award agreements, vesting accelerates upon a change in control of the company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. Under all of our RSU award agreements, vesting accelerates upon death and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s

ADM Proxy Statement 2022	63

Executive Compensation

Termination of Employment and Change in Control Arrangements

employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

Under the terms of our PSU award agreements, vesting accelerates upon the death of the award recipient, and the number of the 2019 PSU awards that vest would be based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the performance period year(s) following the truncated performance period, if any, and the number of the 2020 and 2021 PSU awards that vest would be the target number of units. Further, vesting of PSU awards accelerates upon a change in control of our company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such cases, (i) the 2019 PSU awards will vest based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the performance period year(s) following the truncated performance period, if any, and (ii) the number of 2020 and 2021 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. If employment ends as a result of disability or retirement, vesting will continue in accordance with the original vesting schedule. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the table below. These payments and benefits are provided under the terms of agreements involving equity compensation awards. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2021. None of the named executive officers held any nonvested stock options as of such date.

Name		Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Death ($)(1)	Disability ($)	Change in Control ($)(3)	Change in Control (Non- Assumption of Awards or Involuntary Termination Without Cause or Termination for Good Reason) ($)(4)	Retirement ($)
J. R. Luciano	Vesting of nonvested RSU awards	(6)	(6)	0	32,713,155	(2)	0	32,713,155	(6)
	Vesting of nonvested PSU awards	(6)	(6)	0	40,145,554	(2)	0	40,145,554	(6)
R. G. Young	Vesting of nonvested RSU awards	(6)	(6)	0	11,109,566	(2)	0	11,109,566	(6)
	Vesting of nonvested PSU awards	(6)	(6)	0	13,682,311	(2)	0	13,682,311	(6)
V. F. Macciocchi	Vesting of nonvested RSU awards	0	0	0	7,499,516	(2)	0	7,499,516	(5)
	Vesting of nonvested PSU awards	0	0	0	9,100,385	(2)	0	9,100,385	(5)
G. A. Morris	Vesting of nonvested RSU awards	0	0	0	7,499,516	(2)	0	7,499,516	(5)
	Vesting of nonvested PSU awards	0	0	0	9,100,385	(2)	0	9,100,385	(5)
J. D. Taets	Vesting of nonvested RSU awards	(6)	(6)	0	7,092,016	(2)	0	7,092,016	(6)
	Vesting of nonvested PSU awards	(6)	(6)	0	8,692,885	(2)	0	8,692,885	(6)

64	ADM Proxy Statement 2022

Executive Compensation

CEO Pay Ratio

(1) Pursuant to the terms of the RSU awards issued under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon death. The amount shown with respect to RSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $67.59, the closing sale price of a share of our common stock on the NYSE on December 31, 2021.

Due to the fact that the performance period for the 2019 PSUs ended on December 31, 2021, the amounts in this column related to the 2019 PSUs consist of the number of 2019 PSUs that actually were earned and vested for the applicable named executive officer, multiplied by $67.59, the closing sale price of a share of our common stock on the NYSE on December 31, 2021. The PSUs granted in 2020 and 2021 provide that vesting of those PSU awards will accelerate upon death in an amount equal to the target number of PSUs. Therefore, the amount shown in this column with respect to the 2020 and 2021 PSU awards is the target number of such PSU awards, multiplied by $67.59, the closing sale price of a share of our common stock on the NYSE on December 31, 2021.

(2) Pursuant to the terms of the stock option, RSU award and PSU award agreements issued under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement or termination of employment due to disability.

(3) All currently outstanding RSUs and PSUs are subject to a double-

trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU awards will accelerate as described in footnote 4 below. Therefore, this column excludes all outstanding RSUs and PSUs.

(4) All currently-outstanding RSUs and PSUs are subject to a double-trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU awards will accelerate as follows: (a) the 2019 PSU awards will vest based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the performance period year(s) following the truncated performance period, if any, and (b) the number of 2020 and 2021 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. This column includes (i) all unvested RSU awards, and (ii) a portion of the unvested PSU awards (calculated in the manner set forth in footnote (1)). The amounts shown with respect to RSU and PSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $67.59, the closing sale price of a share of our common stock on the NYSE on December 31, 2021.

(5) Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(6) Because this named executive officer is eligible for retirement, pursuant to the terms of the RSU award and PSU award agreements issued under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement, voluntary termination or involuntary termination without cause.

CEO PAY RATIO

For our fiscal year 2021 pay ratio analysis, we determined that there has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2021 pay ratio disclosure. However, because there were changes in the circumstances of the median employee who we identified for our fiscal year 2019 pay ratio analysis, we are using another employee whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee, as permitted by SEC rules.

Our median employee’s annual total compensation for fiscal year 2021 was $81,320. The annual total compensation of our Chairman and CEO for fiscal year 2021 was $23,511,265. The ratio between the Chairman and CEO’s annual total compensation to the annual total compensation of our median employee is 290:1.

With respect to our median employee, we identified and calculated the elements of the employee’s annual total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and also included $13,037 as the estimated value of the median employee’s 2021 employer-paid health care and short-term disability insurance premiums. With respect to the annual total compensation of our Chairman and CEO, we used the amount reported in the Summary Compensation Table and also included $2,424 as the estimated value of our Chairman and CEO’s 2021 employer-paid life insurance and short-term disability insurance premiums.

Supplemental Pay Ratio

Our global footprint drives the median pay level at ADM. Sixty percent of our workforce is employed outside the United States. We aim to provide competitive pay and benefits for each employee’s role in every business segment and geography. To be consistent with our compensation philosophy, all global colleagues are paid based upon their local market as reviewed on an annual basis to ensure they are paid competitively. We believe this information is useful to put the SEC-required pay ratio provided above into context.

In addition, we are also providing a supplemental pay ratio that includes our domestic employees only. We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our employees located in the United States only (other than our Chairman and CEO), we determined that our median employee in fiscal year 2021 had annual total compensation in the amount of $91,980.

As a result, the fiscal year 2021 ratio of the total annual compensation of our Chairman and CEO to the total annual compensation of our median employee in the United States, each as calculated above to include 2021 employer-paid health care and basic life and short-term disability insurance premiums, is 256:1. This supplemental pay ratio is not a substitute for the required CEO pay ratio, but we believe it is helpful in fully evaluating the ratio of our Chairman and CEO’s annual total compensation to that of our median employee.

ADM Proxy Statement 2022	65

Equity Compensation Plan Information; Related Transactions

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2021

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column

Equity Compensation Plans Approved by Security Holders	11,755,947(1)	$42.65(2)	16,809,471(3)

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	11,755,947(1)	$42.65(2)	16,809,471(3)

(1) Consists of 4,998,584 shares to be issued upon vesting of outstanding RSUs, 2,133,049 shares to be issued upon vesting of outstanding PSUs, and 4,624,314 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2020 Incentive Compensation Plan, all as of December 31, 2021.

(2) Weighted-average exercise price for outstanding stock options.

(3) Consists of shares available for issuance pursuant to the Company’s 2020 Incentive Compensation Plan, as of December 31, 2021. Benefits which may be granted under the 2020 Incentive Compensation Plan are options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units and cash-based awards.

*Based on Target Share Amounts for PSUs. Number of PSUs issued would be 4,557,737 under the maximum payout conditions.

As of March 14, 2022, our company does not have any equity compensation plans that have not been approved by our stockholders.

REVIEW AND APPROVAL OF CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating and Corporate Governance Committee, and annual questionnaires completed by all of our directors and executive officers, require the directors and executive officers to disclose and otherwise identify to the company the transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers, and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the Board or the Audit Committee. The transaction or relationship will be evaluated by the Board or the Audit Committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the Board or a committee thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2021, the brother of Christopher Cuddy, one of our executive officers, was employed by our company as a vice president of strategic accounts. Such relationship was considered by the Audit Committee and found to be fair and in the best interests of our company.

66	ADM Proxy Statement 2022

Report of the Audit Committee

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) the internal audit function, (v) the tax function, (vi) the annual independent audit of the Company’s financial statements, (vii) major risk exposures, (viii) legal compliance and ethics programs as established by management and the Board, (ix) related-party transactions, and (x) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of six independent directors, all of whom are financially literate and one of whom (T. K. Crews, the Chairman) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Audit Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2021.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor.

ADM Proxy Statement 2022	67

Report of the Audit Committee

Report of the Audit Committee

In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2022. The members of the Audit Committee and the Board believe that, due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

T. K. Crews, Chairman

T. Colbert

P. Dufour

P. J. Moore

F. J. Sanchez

D. A. Sandler

68	ADM Proxy Statement 2022

Proposal No. 2

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm for more than 85 years.

The Audit Committee is responsible for the audit fee negotiations associated with our company’s retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. The members of the Audit Committee, and the Board of Directors, believe that the continued retention of Ernst & Young LLP to serve as the company’s independent registered public accounting firm is in the best interests of our company and its stockholders. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

FEES PAID TO INDEPENDENT AUDITORS

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2021, and December 31, 2020.

Description of Fees	2021	2020

Audit Fees(1)	$17,725,000	$17,391,000

Audit-Related Fees(2)	$3,797,000	$2,710,000

Tax Fees(3)	$1,735,000	$2,198,000

All Other Fees	—	—

Total	$23,257,000	$22,299,000

(1) Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, and certain statutory audits.

(2) Includes fees for accounting and reporting assistance, due diligence for mergers and acquisitions, and audit-related work in connection with employee benefit plans of our company.

(3) Includes fees related to tax planning advice and tax compliance.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during fiscal years 2021 and 2020 were pre-approved by the Audit Committee.

ADM Proxy Statement 2022	69

Proposal No. 3

Proposal No. 3 — Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures, and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes, and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation and Succession Committee, which is comprised entirely of independent directors, and the Board of Directors believe that the executive compensation policies, procedures, and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the Annual Meeting of Stockholders in 2022:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on the Board of Directors, the Board and the Compensation and Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

70	ADM Proxy Statement 2022

Proposal No. 4

Proposal No. 4 — Stockholder Proposal to Remove the One-Year Holding Period Requirement to Call a Special Stockholder Meeting

We expect the following proposal to be presented by a stockholder at the Annual Meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, owner of 100 shares, is the proponent of the following stockholder proposal.

STOCKHOLDER PROPOSAL

Proposal 4 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

It is important to adopt this proposal because all Archer-Daniels-Midland shares not held for one continuous year are now 100% disqualified from formally participating in the call for a special shareholder meeting. Under this un-noticed and ill-conceived ADM rule management discriminates against shareholders who bought ADM stock during the past 12 months.

Such shareholders are now second-class shareholders as far as having input to management. And shareholders who recently made the investment decision to buy ADM stock or increase their holdings can be the most informed shareholders.

Although it theoretically takes 10% of shares to call a special shareholder meeting, due to the disqualification of all shares owned for less than one continuous year, the shareholders who own 10% of the narrowly qualified shares, could discover that they own 20% or our stock when length of stock ownership is factored out.

Plus all shares not held long are disqualified. Thus, the shareholders who own 10% of the narrowly qualified shares could discover that they own 25% or our stock when shares not held long and length of stock ownership are both factored out.

Plus the owners of 25% of shares could discover that they own 31% of the stock that votes at the annual meeting. A potential 31% stock ownership requirement to call for a special shareholder meeting is nothing for management to brag about.

A more reasonable shareholder right to call for a special shareholder meeting will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

A reasonable shareholder right to call for a special shareholder meeting could give directors more of an incentive to improve their performance. For instance, Mr. Kelvin Westbrook, chair of the management pay committee, was rejected by 60 million votes in 2021. This was up to 27-times the negative votes of other ADM directors. Plus ADM management pay was rejected by even more votes than Mr. Westbrook.

This is a corporate governance improvement proposal like an earlier ADM shareholder proposal for an independent board chairman that received 47% shareholder support. This 47% shareholder support likely exceeded 51% shareholder support from the shares that have access to independent proxy voting advice and are not forced to rely on the biased opinion of management.

Please vote yes: Special Shareholder Meeting Improvement – Proposal 4

ADM Proxy Statement 2022	71

Proposal No. 4

Proposal No. 4 — Stockholder Proposal to Remove the One-Year Holding Period Requirement to Call a Special Stockholder Meeting

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

The Board has carefully considered the above proposal, believes the proposal is not in the best interests of ADM and its stockholders for the reasons set forth below, and recommends that stockholders vote against the proposal.

ADM’s Special Meeting Right Reflects Extensive Board Consideration and is Aligned with Current Best Practices

The Company has consistently demonstrated a commitment to strong corporate governance and responsiveness to stockholders. In February 2013, the Board adopted an amendment to our bylaws that reduced the ownership threshold for stockholders to call special stockholder meetings from a majority of the outstanding shares to not less than 10% of such shares. That amendment also included a customary provision that stockholders requesting a special meeting must have held such shares for at least one year. This 10% threshold is among the lowest, and thus most stockholder-friendly, among ADM and similar public companies.

The Board adopted the amendment after thorough consideration. The Board carefully evaluated various terms including ownership thresholds and potential length of holding periods. In addition, the Board considered existing stockholder rights, investors’ views, other companies’ stockholder rights to call special meetings, and ADM’s institutional investor profile. The Board believes that the current special meeting right, including the low ownership threshold and nominal one-year holding period, reflects the perspectives of our stockholders, is consistent with (indeed, more stockholder-friendly than) market practice, and strikes the proper balance between ensuring that stockholders have the ability to call a special meeting and protecting against the risk that some stockholders, who may have narrow short-term interests, could trigger the expense and distraction of a special meeting to pursue matters that are not widely viewed as requiring immediate attention or that are being pursued for reasons that may not be in the best interests of the Company and our stockholders generally.

Special Meetings Involve Substantial Time and Resources, and Eliminating the Holding Period Requirement Would Increase the Potential for Misuse

The Board recognizes the importance of providing our stockholders with the right to call special meetings in appropriate circumstances. Given the size of the Company and our large number of stockholders, a special stockholder meeting is a significant undertaking that requires substantial time, effort, expense, and management resources. The Company must prepare, print, and distribute legal disclosure documents to stockholders; host websites to provide notice and access online; and solicit proxies and tabulate votes, all of which require substantial time and effort as well as the use of Company funds to pay for the costs of the special meeting. Such time, effort, and expense are required regardless of whether the special stockholder meeting is held in person or virtually. In addition, the Board and management must divert time and focus from their responsibility of managing the Company on behalf of all stockholders to prepare for and conduct the special meeting, consequently detracting from their primary focus of operating our businesses and maximizing long-term stockholder value. Accordingly, special meetings of stockholders should be extraordinary events that occur only when there are urgent and critical matters or significant fiduciary concerns.

Our bylaws provide stockholders holding 10% or more of the Company’s outstanding common stock for at least one year with the right to call special meetings, thus allowing for stockholders to call a special meeting when extraordinary matters arise, without enabling a minority of stockholders that have not held a financial stake in the Company for a meaningful period of time to call unnecessary or duplicative meetings for less significant matters. If the nominal one-year holding requirement is eliminated as suggested by the proponent’s proposal, the Company could be subject to regular disruptions by short-term, special-interest stockholders with agendas that are not in the best interests of the long-term stockholders or the Company, and would increase the potential for misuse of the special meeting right. It would also divert our Board’s and management’s attention from their primary focus of leading and operating our business, which could potentially operate against the best interests of our stockholders overall, in order to serve the narrow interests of the stockholders requesting a special meeting.

ADM’s Governance Practices and Policies Provide Stockholders the Ability to Communicate Views and Ensure Board Accountability and Responsiveness to Stockholders

The change requested by this stockholder proposal is unnecessary, could be potentially destructive to stockholder value, and should be rejected in light of our strong corporate governance policies and practices, our demonstrated willingness to discuss Company business and issues with stockholders, and our regular responsiveness to stockholders. We maintain strong corporate governance practices, provide multiple channels of communication between the Company and our stockholders, and have a proven record of corporate accountability. Our current corporate governance practices reflect our commitment to being responsive and accountable to our stockholders.

72	ADM Proxy Statement 2022

Proposal No. 4

Proposal No. 4 — Stockholder Proposal to Remove the One-Year Holding Period Requirement to Call a Special Stockholder Meeting

We encourage and appreciate our dialogue with stockholders and their invaluable input on corporate governance matters. Our Board and management team regularly assess and continually enhance our corporate governance policies and procedures, taking into account the voting results of our most recent annual meeting of stockholders, the stockholder feedback received through our engagement process, the governance practices of similar public companies, and current trends in governance.

In addition to providing our stockholders with the right to call a special meeting at a relatively low threshold of 10%, we have implemented numerous other corporate governance measures to ensure that the Board remains accountable to our stockholders and that give stockholders the ability to directly communicate their views to the Board. Some of these measures are:

•	Our stockholders have the opportunity to cast a vote with respect to all of our directors at least once per year. Our Board is not classified and directors serve one-year terms.

•

We have a majority voting standard for the election of directors in an uncontested election. Under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election.

•

All of the Company’s directors, with the exception of the CEO, are independent. Each of the Audit, Nominating and Corporate Governance, Compensation and Succession, and Sustainability and Corporate Responsibility Committees are entirely composed of independent directors.

•	We align our directors’ interests with those of our stockholders through robust stock ownership requirements.

•	We have vigorous evaluation processes for each of the Board, the Committees, and individual directors.

•	We provide for “proxy access” in our bylaws pursuant to which stockholders can nominate a director candidate to stand for election and have that nominee included in our proxy materials.

•

Our Board emphasizes stockholder involvement and input and incorporates the important feedback we receive from our stockholders through our robust outreach and engagement program, which enhances both our governance practices and the transparency of these practices to our stockholders.

We have a long record of listening to and responding to the input of our stockholders, as demonstrated by our recent engagement with many of our largest institutional stockholders. We hold formal discussions with our institutional stockholders to help us better understand the views of our investors on key topics. Our recent conversations with our institutional investors covered topics of corporate governance, enterprise risk management, executive compensation, ESG, and other related issues important to our stockholders.

In summary, the Board believes that our existing special-meeting right for stockholders is aligned with current best practices and strikes the appropriate balance between providing stockholders with meaningful rights and opportunities for involvement while balancing the interests of all our stockholders. The proposed amendment would unnecessarily disrupt that balance by increasing the potential for misuse by a relatively small number of stockholders with narrow short-term interests to call a special meeting, which would require the Company to expend considerable time, effort, expense, and management resources. The Board’s proven commitment to strong corporate governance and engagement with stockholders provide stockholders the ability to communicate their views and ensure Board accountability and responsiveness. The Board believes that the adoption of this stockholder proposal is unnecessary, potentially harmful, and not in the best long-term interests of ADM and its stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL TO ELIMINATE THE REQUIRED HOLDING PERIOD FOR CALLING SPECIAL STOCKHOLDER MEETINGS.

ADM Proxy Statement 2022	73

Proposal No. 5

Proposal No. 5 — Stockholder Proposal Regarding Issuance of a Report on Pesticide Use in Supply Chains

We expect the following proposal to be presented by a stockholder at the Annual Meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal. As You Sow, 2020 Milvia Street, Suite 500, Berkeley, CA 94704, acting on behalf of Booth Investments LLC, owner of 285 shares, is the proponent of the following stockholder proposal.

STOCKHOLDER PROPOSAL

WHEREAS: One third of every bite of food we eat is dependent on pollinators; and pollinator species are declining at alarming rates1 in significant part due to the use of toxic pesticides on farms.2 Pesticides also cause a number of serious human health effects from cancers to neurological damage.3,4,5

Pesticides threaten farmer resiliency and productivity due to proliferation of pesticide-resistant weeds and insects, loss of top soil, and soil degradation. Pesticides also threaten biodiversity, harming soil invertebrates, birds, and mammals. Soil consistently treated with pesticides loses its ability to store water and carbon, threatening resilience to climate change.

Archer Daniels Midland (ADM) has outlined Sustainable Agriculture goals in its public reporting. However, these goals do not include any consideration for risks related to pesticide use. ADM has not disclosed if or how it tracks, reports, or reduces the use of synthetic pesticides in its agricultural supply chains, representing an important blind spot.

Other major food companies are taking action to reduce and report on pesticide risk:

•

General Mills discloses metrics for tracking and reporting pesticide use by suppliers in its regenerative agriculture program, including type and name of input, amount and method used, cost and date of application, and pest or disease being controlled. It also reports pounds of pesticides avoided.

•	Lamb Weston discloses average pesticide use data across its potato supply chains (reported in pounds of active ingredient use per ton of potatoes grown.)

•	Sysco reports annually on pesticide use avoided by suppliers using Integrated Pest Management (IPM) — reporting 8.4 million pounds avoided in 2019.

In a competitive marketplace that is increasingly demanding clean food and reduced stakeholder and environmental harm, understanding and tracking supplier use of pesticides reduces risk for shareholders and our company, while reducing harm to stakeholders.

BE IT RESOLVED: Shareholders request that ADM issue a report, at reasonable cost and omitting proprietary information, explaining if and how the company is measuring the use in its agricultural supply chains of pesticides that cause harm to human health and the environment.

SUPPORTING STATEMENT: While metrics are left to management discretion, shareholders recommend the company measure and disclose the following:

•	Type and amount of pesticides avoided annually through targeted strategies like regenerative agriculture programs, IPM, or other methods;

•	Priority pesticides for reduction or elimination;

•	Targets and timelines, if any, for pesticide reduction.

1 https://www.nationalgeographic.com/environment/article/insect-apocalypse-under-way-toxic-pesticides-agriculture

2 https://xerces.org/pesticides/risks-pesticides-pollinators

3 https://www.annualreviews.org/doi/full/10.1146/annurev.publhealth.25.101802.123020#_i34

4 https://www.aaas.org/news/linda-s-birnbaum-researchers-find-new-risks-low-dose-chemical-exposure

5 https://onlinelibrary.wiley.com/doi/abs/10.1111/j.1552-6909.2009.01092.x

74	ADM Proxy Statement 2022

Proposal No. 5

Proposal No. 5 – Stockholder Proposal Regarding Issuance of a Report on Pesticide Use in Supply Chains

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

The Board has carefully considered the above proposal, believes the proposal is based on inaccurate information and is unnecessary because ADM maintains robust policies and programs that promote sustainable agriculture practices as well as food safety and quality, an important aspect of which is the responsible use of pesticides. For these reasons, the Board recommends that stockholders vote against the proposal.

Although ADM does not own farms, we have robust programs and policies to manage suppliers and to address concerns about pesticide use. Given our publicly available reporting and our sustainable agriculture initiatives and goals, we believe the reporting called for in this proposal is neither necessary nor a good use of Company resources.

ADM maintains robust policies and programs that promote sustainable agriculture as well as food safety and quality, an important aspect of which is the responsible use of pesticides. The Board believes that the reporting called for in this proposal is neither necessary nor a good use of Company resources given ADM’s demonstrated leadership in responsible sourcing, robust farmer engagement, and company disclosures in the field of sustainable agriculture and food safety.

ADM has included in its Policy to Protect Forests, Biodiversity and Communities a prohibition of the use of certain agrochemicals. Further, ADM promotes the use of Integrated Pest Management (IPM) practices throughout its supply chains and in its facilities. ADM’s sustainability policies are located on our website, including the Protocol for Managing Supplier Non-Compliance, which provides for specific actions to be taken against suppliers who violate our policies, such as those who utilize agrochemicals in violation of ADM’s standards. ADM publishes the number of suspended suppliers in its supply chains and maintains a public Grievances and Resolutions log, which is updated monthly to track progress in investigating inquiries about its supply chains.

Working with ELEVATE, a global provider of supply chain assessments and analytics, to implement ADM’s Human Rights Policy, ADM has developed self-assessment questionnaires for growers as part of a comprehensive audit program launched in 2020. ADM utilizes third-party audits at the farm and grower association level to validate the results of the self-assessment questionnaires. The questionnaires include, among other things, farm chemical use and management inquiries, such as whether the farm uses agrochemicals and whether the farm uses methods of hazardous waste disposal. ADM deploys these questionnaires and audits on a risk priority basis throughout its global supply chains and will take corrective actions where needed.

With respect to the use of pesticides in general, ADM’s growers and suppliers around the world are required to follow all applicable laws and regulations. In addition to ADM’s Supplier Code of Conduct, ADM’s commodities sourcing contracts in Brazil provide that “products need to be grown according to the best agricultural management practices and with the rational use of agrochemicals allowed under legislation, respecting periods of non-usage and every other norm established by the [Brazilian] Agricultural Ministry.” In the United States, ADM’s contract language requires growers to abide by food safety guidelines by warranting that goods meet the minimum standards prescribed by the U.S. Food and Drug Administration. In the European Union, ADM’s purchasing contracts include a pesticide clause that allows ADM to reject any goods, or claim contractual damages, if any pesticide is found above the legally permitted maximum residue limit on contractual load or discharge samples. We require our suppliers and growers to manage pesticide residues through their programs and make pesticide testing and use data available to us upon request. We also audit our suppliers on a regular basis to ensure quality and food safety practices are in place at the supplier site.

ADM sources certified sustainable as well as organic commodities. In the Latin American region, ADM purchases certified volumes under various soy sustainability regimes (such as 2BSvs, ADM Responsible Soy, Round Table for Responsible Soy, and International Sustainability and Carbon Certification), between 25,000-75,000 hectares owned by its direct suppliers. In addition, ADM regularly sources approximately 450,000 metric tons in the region of certified soy per year from third parties to meet customer demands. In the EMEA region, ADM sources approximately 7.5 million tons of crops under sustainable certification schemes for several commodities. Each certification scheme includes pesticide requirements and IPM requirements. IPM is designed to reduce risks to human health and the environment from the use of pesticides. These programs specifically mandate using pesticide control methods only when necessary and targeting only the pests that can harm crops. Further, ADM is one of the sponsors of the Soja Plus Program, a program organized by the Brazilian Oil Industry Association and the Soy Farming Association, that provides training on farms, including training on the “conscious usage and correct handling of agrochemicals.”

Every ADM facility has a standard operating procedure to manage risk from incoming raw materials with oversight and expertise provided by the ADM Quality Center of Excellence. ADM facilities constantly monitor for pesticide residue as an integral part of food safety assessment protocols. In addition, the products we make in corn processing facilities are put through various process steps, such as ion exchange which ensure any residues from the farm are removed.

ADM Proxy Statement 2022	75

Proposal No. 5

Proposal No. 5 – Stockholder Proposal Regarding Issuance of a Report on Pesticide Use in Supply Chains

ADM’s robust internal auditing teams, regulatory auditing agencies, and many customers of finished products audit these lab results. In addition to the strict food safety protocols that apply to incoming grain, ADM manages pests in its facilities through strict adherence to an approved list of pesticides, utilizing the Pesticide Action Network resources and guidance, logging all substances used, and training third-party pest control operators who adhere to strict protocols at all facilities.

Beyond compliance with applicable rules and regulations, ADM defines sustainable agriculture as good stewardship of the natural systems and resources that farmers rely on for crop production.

We recognize that pesticide use in the agricultural sector has led to concerns regarding the potential for unintended environmental and health impacts. We also recognize that worldwide an estimated 45% of crop production is lost to pests annually. ADM works with growers across our diverse global supply chains to support sustainable practices that substitute natural controls for some agrochemicals, foster ecosystem balance, reduce greenhouse gas emissions, and mitigate crop losses. For instance, our plant sciences team has developed varietals of mint through selective breeding programs that are naturally resistant to key mint crop pests, thus reducing the need for synthetic chemical pesticide application and, in India, our oilseeds colleagues have worked for the past 20 years with smallholders to implement sustainable soybean growing practices. Over 250,000 growers have been reached through our programs, which include reducing chemical application, reducing water usage, increasing soil potential, and promoting biodiversity.

To date, ADM has engaged over 13 million acres in sustainable agriculture programs, globally. Over 500 farms, or 2 million hectares, have enrolled in the Doing it Right Program in Brazil. This program fosters sustainable farm practices and the use of IPM. In addition, ADM drives sustainable agriculture practices through membership in the Field to Market program in North America. Four of Field to Market’s metrics consider pest management as an important component of environmental impact. Farmer scores are affected by the number and type of chemical applications which, in turn, affect energy used and carbon dioxide released from the manufacturing of chemicals and applying chemicals to the field. Separately, adoption of IPM is included in the measurement of biodiversity and water quality. Cover crops, often a part of sustainable agriculture practices, can create habitats that attract pest predators. ADM’s Iowa Field to Market project works with growers to adopt the use of cover crops that also reduce greenhouse gas emissions, improve soil health, and reduce water runoff.

Our new goal to reduce absolute Scope 3 emissions by 25% from a 2019 baseline by 2035 will require an intensified effort to drive the adoption of cover crop planting. As ADM strives to meet its Scope 3 goal by enrolling hundreds of thousands of acres in cover crop programs, we believe ADM will contribute to the reduction of pesticide usage globally.

ADM is extensively committed to efforts to educate, influence, and provide incentives to farmers to farm sustainably, and committed to sourcing commodities responsibly. ADM maintains the highest standards with respect to food quality and safety. ADM believes that focusing a disproportionate amount of time and resources on an effort to quantify the usage of pesticides on hundreds of thousands of farms globally will detract from our ability to achieve our sustainability goals as a whole. Moreover, such quantification is subject to the willingness of farmers to provide such information voluntarily and accurately and would not prove to be a useful management tool for farmers or ADM, nor would it provide an accurate assessment of pesticide usage in ADM’s supply chains for public understanding.

We believe that ADM should have the flexibility to further develop its policies and practices in a manner that the Company considers to be the most effective and efficient. We have conducted and published a materiality assessment in accordance with the Global Reporting Initiative methodology to monitor and ensure strategic focus of our initiatives; the materiality assessment has not identified pesticide usage as a material issue with respect to the Company. We believe that our existing robust public disclosures about our sustainable farming programs, responsible sourcing policies, and responsible approaches to pest management together address the concerns raised in the proposal. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING PESTICIDE USAGE.

76	ADM Proxy Statement 2022

Submission of Stockholder Proposals and Other Matters

Deadline for Submission of Stockholder Proposals

Proposals of stockholders, including nominations for director, intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the company’s Secretary, addressed to ADM, Attn: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, no later than November 22, 2022, and, in the case of nominations for director, no earlier than October 23, 2022, in order to be included in such proxy statement. These proposals and nominations must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between February 4, 2023 and March 6, 2023 (or, if the next annual meeting is called for a date that is not within the period from April 5, 2023 to June 4, 2023, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

STOCKHOLDERS WITH THE SAME ADDRESS

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made in writing and addressed to Investor Relations, ADM, 4666 Faries Parkway, Decatur, Illinois 62526-5666, or by calling our Investor Relations at 217-424-5656. If you are a stockholder whose shares are held by a bank, broker, or other nominee, you can request information about householding from your bank, broker, or other nominee.

OTHER MATTERS

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors

ARCHER-DANIELS-MIDLAND COMPANY

D. C. Findlay, Secretary

March 22, 2022

ADM Proxy Statement 2022	77

Annex A

Definition and Reconciliation of Non-GAAP Measures

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital.” Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense and specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding noncontrolling interests), interest-bearing liabilities, and the after-tax effect of specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for specified items. Adjusted EPS is defined as diluted Earnings Per Share adjusted for the effects on reported diluted EPS of certain specified items. Management believes Adjusted EBITDA and Adjusted EPS are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability.

Adjusted economic value added (EVA) is the Company’s economic value added adjusted for specified items. The Company calculates EVA by comparing ADM’s adjusted ROIC to its Annual WACC multiplied by adjusted invested capital.

Revenue on a constant currency basis, referred to as “FX adjusted revenue” in this Annex A, is the Company’s GAAP revenue adjusted for the impact of fluctuations in foreign currency exchange rates. The Company calculates FX adjusted revenue by converting its current period non-USD revenue to USD using the prior period exchange rates. Management believes providing FX adjusted revenue provides valuable supplemental information regarding its revenue and facilitates period-to-period comparison. FX adjusted revenue is a non-GAAP measure and is not intended to replace or be an alternative to GAAP revenue, the most directly comparable GAAP financial measure.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, Adjusted EBITDA, Adjusted EPS, adjusted EVA, and FX adjusted revenue are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC Earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amount reported under GAAP; of Adjusted EBITDA to earnings before income taxes, the most directly comparable amount reported under GAAP; of Adjusted EPS to diluted EPS, the most directly comparable amount reported under GAAP; of FX adjusted revenue to GAAP revenue; and the calculations of Adjusted EVA and Adjusted ROIC for the period ended December 31, 2021.

ADJUSTED EVA (1) CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2021)

Adjusted ROIC 10.0% less Annual WACC 5.25% X Adjusted Invested Capital $31,634* = $1,503*

ADJUSTED ROIC (1) CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2021)

Adjusted ROIC Earnings $3,158* ÷ Adjusted Invested Capital $31,634* = 10.0%

*in millions

ADM Proxy Statement 2022	A-1

Annex A

Definition and Reconciliation of Non-GAAP Measures

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Quarter Ended				Four Quarters Ended
	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Dec 31, 2021

Net earnings attributable to ADM	$689	$712	$526	$782	$2,709

Adjustments:

Interest expense	87	40	61	77	265

Specified items	99	95	39	66	299

Total adjustments	186	135	100	143	564

Tax on adjustments	(45)	(32)	(24)	(14)	(115)

Net adjustments	141	103	76	129	449

Total Adjusted ROIC Earnings	$830	$815	$602	$911	$3,158

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Quarter Ended				Trailing Four Quarter Average
	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Dec 31, 2021

Shareholders’ Equity(2)	$20,841	$21,582	$21,969	$22,477	$21,717

+ Interest-bearing liabilities(3)	11,208	9,729	8,941	9,546	9,856

+ Specified items	74	72	29	70	61

Total Adjusted Invested Capital	$32,123	$31,383	$30,939	$32,093	$31,634

	Twelve Months Ended Dec 31
ADJUSTED EBITDA(1) (IN MILLIONS)	2021	2020	2019

Earnings before income taxes	$3,313	$1,883	$1,588

Interest expense	265	339	402

Depreciation and amortization	996	976	993

EBITDA	4,574	3,198	2,983

Adjustments:

(Gains) losses on sales of assets and businesses	(77)	(90)	89

Asset impairment, restructuring, and settlement charges	300	92	305

Railroad maintenance expense	67	138	51

Loss on debt extinguishment	36	409	0

Acquisition-related expenses	7	4	17

LIFO charge (credit)	0	(91)	37

Adjusted EBITDA	$4,907	$3,660	$3,482

Reserve, Louisiana facility adjustment	(27)	0	27

Adjusted EBITDA excluding Reserve, Louisiana facility adjustment	$4,880	$3,660	$3,509

A-2	ADM Proxy Statement 2022

Annex A

Definition and Reconciliation of Non-GAAP Measures

	Twelve Months Ended Dec 31
ADJUSTED EPS(1)	2021	2020

EPS (fully diluted) as reported	$4.79	$3.15

Adjustments:

Gains on sales of assets and businesses	(0.10)	(0.14)

Asset impairment, restructuring, and settlement charges	0.42	0.12

Loss on debt extinguishment	0.05	0.55

(Gain) loss on debt conversion option	(0.03)	0.03

Acquisition-related expenses	0.01	0.01

Tax adjustments	0.05	(0.01)

LIFO credit	0.00	(0.12)

Adjusted EPS	$5.19	$3.59

NUTRITION REVENUE (AMOUNTS IN MILLIONS)

	FY 2021	Growth vs. FY 2020

GAAP Revenue

Nutrition	6,712	15.7%

Human Nutrition	3,189	13.4%

Animal Nutrition	3,523	17.9%

FX Adjusted Revenue(1)

Nutrition	6,619	14.1%

Human Nutrition	3,143	11.8%

Animal Nutrition	3,476	16.3%

(1) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(a)

Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense and specified items. Adjusted Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, and the after-tax effect of specified items.

(b)

Specified items are comprised of charges of $99 million ($74 million, after tax; $0.13 per share) related to the impairment of certain assets, restructuring, and a legal settlement for the quarter ended March 31, 2021; charges of $118 million ($90 million, after tax; $0.16 per share) related to the impairment of certain assets, restructuring, and pension settlement, gains of $22 million ($17 million, after tax; $0.03 per share) related to the sale of certain assets, and a tax benefit adjustment of $1 million ($0.00 per share) related to certain discrete items for the quarter ended June 30, 2021; charges of $3 million ($3 million, after tax; $0.01 per share) related to restructuring and pension settlement, charges of $36 million ($27 million, after tax; $0.05 per share) related to the early redemption of notes, expenses of $3 million ($2 million, after tax; $0.00 per share) related to an acquisition, and a tax benefit adjustment of $3 million ($0.01 per share) related to certain discrete items for the quarter ended September 30, 2021; and charges of $80 million ($70 million, after tax; $0.12 per share) related to the impairment of certain assets, gains of $55 million ($40 million, after tax; $0.07 per share) related to the sale of the Company’s ethanol complex in Peoria, Illinois and certain other assets, expenses of $4 million ($3 million, after tax; $0.01 per share) related to an acquisition, and a tax expense adjustment of $37 million ($0.06 per share) related to certain discrete items for the quarter ended December 31, 2021.

(c)	Gain on debt conversion of $19 million ($19 million, after tax; $0.03 per share) related to the mark-to-market adjustment of the conversion option of the exchangeable bonds issued in August 2020.

(d)

Reserve, Louisiana facility adjustment of $27 million related to a 2019 pretax loss from shutting operations at the facility due to property damage from a shipping accident caused by a third party that was reimbursed in 2021.

(e)	Adjusted EVA is Adjusted ROIC less the Company’s Annual WACC multiplied by Adjusted Invested Capital.

(f)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above and railroad maintenance expense.

(g)	Adjusted EPS is diluted EPS adjusted for certain specified items as described above.

(h)	FX adjusted revenue is GAAP revenue adjusted for the impact of fluctuations in foreign currency exchange rates.

(2) Excludes noncontrolling interests

(3) Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt

ADM Proxy Statement 2022 A-	3

ARCHER-DANIELS-MIDLAND COMPANY

ATTN: LORI GRAHAM

4666 FARIES PARKWAY

DECATUR, IL 62526

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

The Iridium Room on the first floor of ADM’s Global Headquarters located at 77 W. Wacker Drive, Chicago, Illinois 60601 on May 5, 2022. See the instructions in the proxy statement for more details on how to vote in person.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D72005-P69833-Z82087	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCHER-DANIELS-MIDLAND COMPANY

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”
PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5.

1. Election of Directors:

Nominees:	For	Against	Abstain		For	Against	Abstain

1a. M.S. Burke	☐	☐	☐

1b. T. Colbert	☐	☐	☐	2. Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2022.	☐	☐	☐
1c. T.K. Crews	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐

1d. D.E. Felsinger	☐	☐	☐	4. Stockholder Proposal to Remove the One-Year Holding Period Requirement to Call a Special Stockholder Meeting.	☐	☐	☐

1e. S.F. Harrison	☐	☐	☐	5. Stockholder Proposal Regarding Issuance of a Report on Pesticide Use in Supply Chains.	☐	☐	☐
1f. J.R. Luciano	☐	☐	☐	In their discretion, upon any other business that may properly come before the meeting.
1g. P.J. Moore	☐	☐	☐
1h. F.J. Sanchez	☐	☐	☐
1i. D.A. Sandler	☐	☐	☐
1j. L.Z. Schlitz	☐	☐	☐
1k. K.R. Westbrook	☐	☐	☐

Note: Please sign exactly as your name(s) appear(s) on this Proxy Card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, guardian, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

ARCHER-DANIELS-MIDLAND COMPANY Annual Meeting of Stockholders to Be Held on May 5, 2022.

The 2022 Proxy Statement and 2021 Form 10-K for this meeting are available at:

www.proxyvote.com

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D72006-P69833-Z82087

ARCHER-DANIELS-MIDLAND COMPANY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARCHER-DANIELS-MIDLAND COMPANY.

The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints J.R. Luciano, D.E. Felsinger and P.J. Moore as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 14, 2022, at the Annual Meeting of Stockholders to be held at the Iridium Room on the first floor of ADM’s Global Headquarters located at 77 W. Wacker Drive, Chicago, Illinois 60601 on Thursday, May 5, 2022 at 8:30 a.m., Central Daylight Time, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

This card also provides your instructions for voting any shares that you may hold in the Archer-Daniels-Midland Company 401(k) and Employee Stock Ownership Plan. This card provides instructions to the savings plan trustee for voting those shares. To allow suffcient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone, internet or return this card in the enclosed envelope so that your vote is received by May 2, 2022.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposals 4 and 5. The votes entitled to be cast by the Proxy holder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.